UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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LGI HOMES, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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1450 Lake Robbins Drive, Suite 430
The Woodlands, Texas 77380

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS
to be held on:
May 2, 2019
4:00 p.m. Central Time

Dear Stockholder:
You are cordially invited to attend our 2019 Annual Meeting of Stockholders, which will be held at 4:00 p.m. (Central Time) on May 2, 2019, at the Company’s headquarters at 1450 Lake Robbins Drive, The Woodlands, Texas 77380 in Suite 140.
We are holding the Annual Meeting for the following purposes, which are more fully described in the accompanying proxy statement:

1.	To elect the nominees named in the accompanying proxy statement to the Company’s Board of Directors;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019;

3.	To conduct an advisory vote to approve the compensation paid to the Company’s named executive officers for 2018, as disclosed in this proxy statement; and

4.	To transact such other business as may properly come before the Annual Meeting, or any adjournment thereof.
Only stockholders of record as of the close of business on March 8, 2019 are entitled to notice and to vote at the Annual Meeting or any adjournment thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our headquarters during the 10-day period prior to the Annual Meeting. If you would like to view this stockholder list, please contact Investor Relations at (281) 362-8998.
Each share of Company common stock that you own represents one vote, and your vote as a stockholder of LGI Homes, Inc. is very important. If you are a registered stockholder and have questions regarding your stock ownership, you may contact our transfer agent, Computershare Investor Services, by email through their website at www.computershare.com or by phone at (800) 962-4284 (within the U.S. and Canada) or (781) 575-3120 (outside the U.S. and Canada).

The Company’s Board of Directors has approved Proposals 1, 2, and 3 described in the accompanying proxy statement and recommends that you vote:
FOR the election of all nominees for director in Proposal 1;
FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2019 in Proposal 2; and
FOR the approval of the compensation paid to the Company’s named executive officers for 2018 (“Say-On-Pay”) in Proposal 3.

BY ORDER OF THE BOARD OF DIRECTORS

Scott Garber General Counsel and Corporate Secretary

The Woodlands, Texas
March 21, 2019

YOUR VOTE IS IMPORTANT

Instructions for submitting your proxy are provided in the Notice of Internet Availability of Proxy Materials, the Proxy Statement and your proxy card. It is important that your shares of Company common stock be represented and voted at the Annual Meeting. Please submit your proxy through the Internet, by telephone, or by completing the proxy card. You may revoke your proxy at any time prior to its exercise at the Annual Meeting. Please do not return the proxy card if you are voting through the Internet or by telephone.
Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder Meeting to be Held on May 2, 2019:
The Company’s Proxy Statement and 2018 Annual Report on Form 10-K are available for review online at www.proxydocs.com/LGIH, which can also be accessed using the link at http://investor.lgihomes.com.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider and you should read the entire proxy statement carefully before voting.
Voting Matters and Recommendations of the Board of Directors of LGI Homes, Inc. (the “Board”)

Voting Matters	Board Recommendations
Election of Director Nominees (page 6)	FOR Each Director Nominee
Ratification of Independent Public Accounting Firm (page 10)	FOR
Advisory Vote on Executive Compensation (page 12)	FOR

Business Highlights

Due to our culture, customer-centric sales and marketing system, and our systems and processes-oriented business model, LGI Homes, Inc. (“LGI”, the “Company” or “we”) is one of America’s fastest-growing homebuilders. LGI provides move-in-ready homes to primarily entry-level homebuyers and has expanded its footprint from 25 active communities in four states at the time of our initial public offering in November 2013, to 88 active communities in 16 states as of December 31, 2018. Our goal is to provide our stockholders with market leading returns and to leverage our proven business model as we continue to diversify our geographic footprint and our product offerings to additional price points.

Attractive Markets with Favorable Growth Characteristics
SEATTLE
PORTLAND
MINNEAPOLIS
SACRAMENTO
DENVER
COLORADO SPRINGS
LAS VEGAS
RIVERSIDE
PHOENIX
TUCSON
ALBUQUERQUE
OKLAHOMA CITY
DALLAS/FORT WORTH
AUSTIN
HOUSTON
SAN ANTONIO
NASHVILLE
BIRMINGHAM
ATLANTA
WASHINGTON DC
RICHMOND
WINSTON-SALEM
RALEIGH
WILMINGTON
CHARLOTTE
COLUMBIA
JACKSONVILLE
ORLANDO
FT. PIERCE
TAMPA
FT. MYERS
Current Markets
Recently Entered Markets
Expected to Enter in 2019

           During 2018, we realized a 19.6% increase in home sales revenues and 11.4% increase in home closings as compared to 2017, which we believe is a testament to the strength of our systems and process-oriented business model, as well as the commitment of our team to achieve record-breaking results. Our momentum and improved operating leverage over the five years since our initial public offering generated pre-tax income as a percentage of revenues of more than 13% in 2016-2018.

Home Closings and Pre-tax Net Income Percentage

7,000
6,000
5,000
4,000
3,000
2,000
1,000
-
14.0%
13.0%
12.0%
11.0%
10.0%
9.0%
8.0%
7.0%
6.0%
2,356
3,404
4,163
5,845
6,512
2014
2015
2016
2017
2018
Closings
Pre-Tax Net Income % of Revenues

i

During 2018, we achieved the following results compared to 2017:

•	Home sales revenues increased 19.6% to $1.5 billion from $1.3 billion.

•	Homes closed increased 11.4% to 6,512 homes from 5,845 homes.

•	Average sales price of our homes increased $15,800 to $231,020 from $215,220.

•	Gross margin as a percentage of home sales revenues decreased to 25.3% from 25.5%.

•	Adjusted gross margin (non-GAAP) as a percentage of home sales revenues increased to 27.0% from 26.9%.

•	Net income before income taxes increased 16.2% to $199.1 million from $171.4 million.

•	Net income increased 37.1% to $155.3 million from $113.3 million.

•	EBITDA (non-GAAP) as a percentage of home sales revenues decreased to 14.9% from 15.1%.

•	Adjusted EBITDA (non-GAAP) as a percentage of home sales revenues increased to 15.1% from 15.0%.

•	Active communities at the end of 2018 increased to 88 from 78.

(1)
Adjusted gross margin, EBITDA, and adjusted EBITDA are non-GAAP financial measures used by management as supplemental measures in evaluating operating performance. Please see “Non-GAAP Measures-Adjusted Gross Margin” and “Non-GAAP Measures - EBITDA and Adjusted EBITDA” included as ANNEX A to this proxy statement for a reconciliation of (a) adjusted gross margin to gross margin and (b) EBITDA and adjusted EBITDA to net income, which are the GAAP financial measures that our management believes to be most directly comparable.

To support our continued growth, we have diversified our lot position while maintaining our underwriting standards. We continually evaluate our lot position to ensure we can sustain our current operations, replace closed communities, expand our market share in current markets and support our geographic and price point expansion initiatives. As of December 31, 2018, our owned and controlled lots position and closings by division were as follows:

Holdings by Reportable Segment

Owned and Controlled Lots as of Dec 31, 2018

Closings by Reportable Segment

for the Year Ended Dec 31, 2018

35%
43%
7%
7%
8%
20%
45%
13%
12%
10%
Southeast
Central
West
Northwest
Florida

Governance Highlights (page 13)

    Each of the seats on our Board is subject to annual re-nomination and election by plurality vote. We believe that we have an appropriate process in place to evaluate the performance of each of our directors and to ensure our directors have the necessary complement and diversity of experience and skills to fulfill the Board’s fiduciary responsibility to our stockholders.
The experience and skills of our incumbent directors are summarized below:

The Board’s views on numerous topics are summarized in the Corporate Governance Guidelines available under the “Investor Relations” and “Corporate Governance” links on our website at www.lgihomes.com.

Executive Compensation (page 29)
Our executive compensation program is designed to closely link the pay of each of our named executive officers (“NEOs”) to our overall annual and long-term performance, aligning their interests with those of our stockholders and encouraging high-performing NEOs to remain with LGI over the course of their careers. We believe that our executive compensation program is effectively retaining executive talent as well as rewarding performance.
The Compensation Committee of our Board of Directors (the “Compensation Committee”), in consultation with management and the Compensation Committee’s independent compensation consultant, endeavors to align our executive compensation program with our pay for performance philosophy to enhance stockholder value. Both short-term and long-term incentive compensation opportunities are provided for our NEOs, with an emphasis on incentive compensation versus base salary given the high growth focus of the Company.
The compensation consultant assists the Compensation Committee with benchmarking elements of executive pay against both a peer group of general industry public companies with revenues between $400 million and $1.8 billion (median revenues of $1 billion) compiled by Equilar, Inc. and a homebuilder public company peer group consisting of 13 companies with revenues between $400 million and $7.8 billion. As one of the fastest growing homebuilders in the nation based on home closing growth, the Company was at the low end of the peer group for most measures of size (e.g. revenues, total assets, market capitalization, and enterprise value); however, we were near or above the median for market capitalization and EBITDA and above the 75th percentile for all performance measures including return on equity, return on assets and total shareholder return.
    As a result of its review of the market data and other factors, the Compensation Committee approved increases to each of our NEO’s target compensation levels to bring them closer to the 50th percentile of the general industry market data and closer to the 25th percentile of the homebuilder peer group, considering our relative size.

Pay Mix (page 33)
Our executive compensation program directly links the majority of executive compensation opportunity to our financial performance through annual and long-term incentives. The charts below describe each of the compensation elements for the CEO and other NEOs for 2018 as a percentage of total target compensation.

CEO and Chairman
78%
Performance Based
22%
41%
LTI: 51%
26%
10%
Other NEOs
63%
Performance Based
34%
31%
LTI: 39%
8%
24%
Salary
STI
LTI - Time based
LTI - PSUs

•
The short-term cash bonus incentive opportunity for each participating NEO was based (i) 75% on the pretax income during 2018 as compared to target and (ii) 25% on the number of home closings during 2018 as compared to the target. The payouts could range from 0% to 200% of the target annual bonus amount.

•	The restricted stock unit grant agreements provide for three-year cliff vesting.

•
The 2018 performance-based restricted stock unit (“PSU”) awards cliff vest on the determination date and provide the opportunity for participants to receive shares of our common stock based on the attainment of pre-established financial performance targets based on our cumulative basic earnings per share amount over the three-year performance period from January 1, 2018 to December 31, 2020. The ultimate number of shares of our common stock to be earned with respect to a participant’s PSUs will be determined at the end of the performance period depending on actual results as compared to the target performance metrics and payouts could range from 0% to 200% of the target number of PSUs.

We believe that the amount of compensation for each NEO reflects the depth of their experience, quality of their performance and level of service to LGI and our stockholders. See “Compensation Discussion and Analysis” for a detailed explanation of these programs beginning on page 29.

LGI HOMES, INC.
2019 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION
The accompanying proxy is solicited on behalf of the Board of Directors (the “Board”) of LGI Homes, Inc. (“LGI”, the “Company” or “we”) for use at the Company’s 2019 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Company’s headquarters located at 1450 Lake Robbins Drive, The Woodlands, Texas 77380, in Suite 140 on May 2, 2019, at 4:00 p.m. (Central Time), and any adjournment thereof.
On or about March 21, 2019, we will mail to our stockholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement (this “Proxy Statement”) and our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (our “2018 Annual Report”), and how to vote online, via the Internet. The Notice of Internet Availability of Proxy Materials will also contain instructions on how you can receive a paper copy of the proxy materials. Our 2018 Annual Report, Notice of Internet Availability of Proxy Materials and the proxy card are first being made available online on or about March 21, 2019.
QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING
What is the purpose of the Annual Meeting?
At the Annual Meeting, our stockholders will act upon the proposals described in this Proxy Statement.
What proposals are scheduled to be voted on at the Annual Meeting?
Stockholders will be asked to vote on the following proposals:

Proposal 1:
To elect Ryan Edone, Duncan Gage, Eric Lipar, Laura Miller, Bryan Sansbury, Steven Smith, and Robert Vahradian to the Board until our next annual meeting of stockholders, until such director’s successor is elected or appointed and qualified, or until such director’s earlier death, resignation or removal (see page 6);

Proposal 2:	To ratify the appointment of Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019 (see page 10);
Proposal 3:
To conduct a non-binding advisory vote on the compensation paid to our named executive officers (“NEOs”) for 2018, as disclosed in this Proxy Statement (such vote, a “Say-on-Pay vote”) (see page 12); and

To transact such other business as may properly come before the Annual Meeting, or any adjournment thereof.
We are not aware of any other business to be brought before the Annual Meeting. If any additional business is properly brought before the Annual Meeting, proxies will be voted on those matters in accordance with the judgment of the person or persons acting under the proxies.

What is the recommendation of the Board on each of the proposals scheduled to be voted on at the Annual Meeting?
The Board recommends that you vote:

•	FOR the election of each of the nominees for director named in Proposal 1;

•	FOR the ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019 in Proposal 2; and

•	FOR the approval of the compensation paid to the NEOs for 2018 in Proposal 3.
Voting of Proxies
When you vote by proxy, you authorize our officers listed on the proxy card to vote your shares of our common stock on your behalf as you direct. In the absence of such direction, your shares will be voted:

•	FOR the election of each of the nominees for director named in Proposal 1;

•	FOR the ratification of the appointment of Ernst & Young as the Company’s independent registered public accountants for the fiscal year ending December 31, 2019 in Proposal 2; and

•	FOR the approval of the compensation paid to the NEOs for 2018 in Proposal 3.
Voting and Ownership of Shares
At the close of business on the record date, March 8, 2019, the Company had 22,707,385 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter brought before the Annual Meeting. The following votes are required to approve each of the proposals at the meeting.

•
Election of Directors.   Proposal 1 regarding the election of directors requires the approval of a plurality of the votes cast. This means that the seven nominees receiving the highest number of affirmative FOR votes will be elected as directors.

•
Ratification of Appointment of Independent Registered Public Accounting Firm. Proposal 2 regarding the ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm requires the approval of a majority of the shares of our common stock entitled to vote at the Annual Meeting which are present in person or by proxy at the Annual Meeting.

•
Non-binding, Advisory Vote on the Compensation Paid to the NEOs.   Generally, the Company's Bylaws (our “Bylaws”) provide that approval of any matter presented to our stockholders at a meeting of our stockholders be decided by the vote of the holders of our stock having a majority of the votes which could be cast by the holders of all stock entitled to vote on such question which are present in person or by proxy at the meeting. Thus, approval of the compensation of the NEOs, as described in Proposal 3, requires the approval of a majority of the votes cast at the Annual Meeting. This vote, however, is merely advisory and is not binding on the Company, the Board or its Compensation Committee. Despite the fact that the vote is non-binding, the Board and the Compensation Committee will take the results of the vote under advisement when making future decisions regarding the Company's executive compensation program.

Who can vote at the Annual Meeting?
Stockholders as of the close of business on the record date for the Annual Meeting (March 8, 2019) are entitled to vote at the Annual Meeting. At the close of business on the record date, there were outstanding and entitled to vote 22,707,385 shares of our common stock.
Stockholder of Record: Shares Registered in Your Name
If at the close of business on March 8, 2019, your shares of our common stock were registered directly in your name with our transfer agent, Computershare Investor Services, then you are considered the stockholder of record with respect to those shares.

As a stockholder of record, you may vote at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote over the Internet or by telephone, or if you request paper proxy materials, by filling out and returning the proxy card.
Beneficial Owner: Shares Registered in the Name of a Broker or Nominee
If at the close of business on March 8, 2019, your shares of our common stock were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares of our common stock held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares of our common stock held in your account, and your nominee has enclosed or provided voting instructions for you to use in directing it on how to vote your shares of our common stock. However, the organization that holds your shares of our common stock is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares of our common stock at the Annual Meeting unless you request and obtain a valid proxy from the organization that is the record stockholder of your shares of our common stock giving you the right to vote the shares of our common stock at the Annual Meeting.
How do I vote?
If you are a stockholder of record, you may:

•	vote in person—we will provide a ballot to stockholders who attend the Annual Meeting and wish to vote in person;

•	vote by mail—if you request a paper proxy card, simply complete, sign and date the proxy card, then follow the instructions on the proxy card; or

•
vote via the Internet or via telephone—follow the instructions on the Notice of Internet Availability or proxy card and have the Notice of Internet Availability or proxy card available when you access the internet website or place your telephone call.

Votes submitted via the Internet or by telephone must be received by 5:00 p.m., Central Time, on May 1, 2019. Submitting your proxy, whether via the Internet, by telephone or by mail if you requested a paper proxy card, will not affect your right to vote at the Annual Meeting if you were a stockholder of record as of the close of business on March 8, 2019, and should you decide to attend the Annual Meeting and vote your shares of our common stock at the Annual Meeting.
If you are not a stockholder of record, please refer to the voting instructions provided by your nominee to direct it how to vote your shares of our common stock.
Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted. You may still attend the Annual Meeting if you have already voted by proxy.
How do I revoke my proxy?
A stockholder giving a proxy has the power to revoke it at any time before it is voted by providing written notice to the Secretary of the Company, by delivering a later-dated proxy, or by voting in person at the Annual Meeting.
What is the quorum requirement for the Annual Meeting?
A majority of our outstanding shares of common stock as of the record date must be present at the Annual Meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares of our common stock are counted as present at the Annual Meeting if you are present and vote in person at the Annual Meeting or if you have properly submitted a proxy.
How are abstentions and broker non-votes treated?
Abstentions (shares of our common stock present at the Annual Meeting and voted “abstain”) are counted for purposes of determining whether a quorum is present at the Annual Meeting, and have no effect on the election of directors (Proposal 1). Abstentions will be counted toward the tabulation of the shares of our common stock entitled to vote at the Annual Meeting and thus will have the same effect as a negative vote on the ratification of appointment of auditors (Proposal 2) and the compensation paid to the NEOs for 2018 (Proposal 3).
Broker non-votes occur when shares of our common stock held by a broker for a beneficial owner are not voted either because (i) the broker did not receive voting instructions from the beneficial owner, or (ii) the broker lacked discretionary authority to vote the shares. Broker non-votes are counted for purposes of determining whether a quorum is present, and have no effect on the matters voted upon. Note that if you are a beneficial holder and do not provide specific voting instructions to your broker, the broker that holds your shares of our common stock will not be authorized to vote on the election of directors (Proposal 1) or on the compensation paid to the NEOs for 2018 (Proposal 3). Ratification of the appointment of auditors (Proposal 2) is considered to be a routine matter and, accordingly, if you do not instruct your broker, bank or other nominee on how to vote the shares of our common stock in your account for Proposal 2, brokers will be permitted to exercise their discretionary authority to vote for the ratification of the appointment of auditors. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the Annual Meeting.
What if I return a proxy card but do not make specific choices?
All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares of our common stock should be voted on a particular proposal at the Annual Meeting, your shares of our common stock will be voted in accordance with the recommendations of our Board of Directors stated above.
If you do not vote and you hold your shares of our common stock in street name, and your broker does not have discretionary power to vote your shares of our common stock, your shares may constitute “broker non-votes” (as described above). Shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the Annual Meeting. Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting.
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), the Company uses the Internet as the primary means of furnishing proxy materials to stockholders of record as of the record date for the Annual Meeting. Accordingly, on or about March 21, 2019, the Company will mail a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to the Company’s stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice of Internet Availability and www.proxydocs.com/LGIH. The Notice of Internet Availability of Proxy Materials also contains instructions on how to receive, free of charge, paper copies of the proxy materials. If you received the notice, then you will not receive a paper copy of the proxy materials unless you request one. The Company encourages stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce cost to the Company associated with the physical printing and mailing of proxy materials.
How can I get electronic access to the proxy materials?
The Notice of Internet Availability will provide you with instructions regarding how to use the Internet to:

•	View the Company’s proxy materials for the Annual Meeting; and

•	Instruct the Company to send future proxy materials to you by email.
The Company’s proxy materials are also available at http://www.investor.lgihomes.com. This website address is included for reference only. The information contained on the Company’s website is not incorporated by reference into this Proxy Statement.
Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to you. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.
Who is paying for this proxy solicitation?
The Company is paying the costs of the solicitation of proxies. Proxies may be solicited on behalf of the Company by our directors, officers, employees or agents in person or by telephone, facsimile or other electronic means. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries, upon request, for their reasonable expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock. We have not retained an outside proxy solicitation firm to assist us with the solicitation of proxies.

PROPOSAL 1—ELECTION OF DIRECTORS
Our Board of Directors currently consists of seven members. Our Certificate of Incorporation provides that the authorized number of directors may be changed only by resolution of the Board.
 Each nominee presented below, if elected, will serve as a director until the next annual meeting of stockholders and until such director’s successor is duly elected or appointed and qualified or, if earlier, such director’s death, resignation or removal. All of the nominees listed below have given their consent to be named as nominees for election and have indicated their intention to serve if they are elected. All of the nominees currently serve on the Board. The Board does not anticipate that any of the nominees will be unable to serve as a director, but in the event that any nominee is unable to serve as a director or should otherwise become unavailable, the Board may either propose an alternate nominee, in which case the proxies will be voted for the alternative nominee unless directed to withhold from voting, or the Board may elect to reduce the size of the Board.
Mr. Smith is the uncle of Mr. Eric Lipar, our Chief Executive Officer and Chairman of the Board. There are no other familial relationships among our directors and executive officers.
Director Nominees
Our Board of Directors believes that it is necessary for each of our directors to possess qualities, attributes and skills that contribute to a diversity of views and perspectives among the directors and enhance the overall effectiveness of the Board. As described on page 13 under “Corporate Governance Guidelines - Selection and Evaluation of Director Candidates,” our Nominating and Corporate Governance Committee considers all factors it deems relevant when evaluating prospective candidates or current board members for nomination to our Board of Directors, as prescribed in the committee’s charter. All of our directors bring to the Board leadership experience derived from past service. They also all bring a diversity of views and perspectives derived from their individual experiences working in a range of industries and occupations, which provide our Board of Directors, as a whole, with the skills and expertise that reflect the needs of the Company.
Certain individual experiences, qualifications, and skills of our directors that contribute to the Board’s effectiveness as a whole are described in the table and biographies set forth below.
Directors’ Experience and Skills

Directors’ Biographies

Ryan Edone	Director
Mr. Edone, age 45, has served as a director since November 2014. Mr. Edone is the Chief Financial Officer of Petroleum Wholesale L.P., a distributor of branded and wholesale motor fuel products and operator of retail convenience stores/travel centers across the southwestern United States. Prior to his joining Petroleum Wholesale L.P. in 1999, Mr. Edone was a manager at PricewaterhouseCoopers and a Certified Public Accountant. Mr. Edone is a member of the Board of Directors of Archway Insurance LTD (“Archway”), a captive insurance company. At Archway, Mr. Edone formerly served in roles as the President of the Board and Vice President and Risk Control Chairman of the Board. Mr. Edone is also a member of the ChevronTexaco Petroleum Marketers Association Board. Mr. Edone is chair of our Audit Committee and qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K.
Mr. Edone’s experience as an executive with a multi-state retail and wholesale distribution company enables him to provide both financial and operational expertise to the Company. In addition, Mr. Edone brings insurance and risk management expertise that is valuable to support the continued growth of our business.

Duncan Gage	Director
Mr. Gage, age 69, has served as a director since June 2013. Mr. Gage currently manages his personal investments. Mr. Gage was President and CEO of Giant Cement Holdings, Inc. from 2009 to 2012, a producer of cement, concrete and aggregate for the construction industry. He previously served as President of the Eastern Construction Materials Division of Rinker Materials and President of Rinker’s Concrete Pipe Division. Mr. Gage also held a number of senior executive positions with Lafarge Group, including Regional President, Southeast Asia and President, US Cement Operations. He is a former director of Insteel Industries, Inc., where he chaired the Audit Committee and was a member of the Compensation Committee. Mr. Gage is a member of our Audit Committee and our Compensation Committee. Our Board of Directors has determined that Mr. Gage qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K.
Mr. Gage’s experience as an executive officer of public companies as well as his experience as a former director of Insteel Industries, Inc. (a public manufacturer of steel wire reinforcing products) and chair of its audit committee gives him a unique perspective on business and corporate governance issues as well as supply chain and manufacturing considerations important to a production homebuilder.

Eric Lipar	Chief Executive Officer, Director
Mr. Lipar, age 48, is our Chief Executive Officer and serves as Chairman of our Board of Directors. He has served as our Chief Executive Officer since 2009, as a director since June 2013 and as Chairman of the Board since July 2013. Previously, Mr. Lipar served as our President from 2003 until 2009. Mr. Lipar has been in the residential land development business since the mid-1990s and is one of our founders. He has overseen land acquisitions, development and the sale of over 29,000 homes since our inception. Mr. Lipar currently serves on the Residential Neighborhood Development Council for the Urban Land Institute and is a member of the Policy Advisory Board for the Harvard Joint Center for Housing Studies. Through his in-depth work experience, Mr. Lipar has obtained a broad background in all aspects of residential construction, development, financing, sales and marketing. Mr. Lipar is responsible for our overall strategic leadership, working closely with our key executives to establish, implement and direct our long-range goals, strategies and policies.
Mr. Lipar brings extensive leadership, along with industry and operational experience to our Board of Directors. Through his experience, his knowledge of our operations and our markets and his professional relationships within the homebuilding industry, Mr. Lipar is highly qualified to identify important matters for review and deliberation by our Board of Directors and is instrumental in determining our corporate strategy. In addition, by serving as both the Chairman of the Board and our Chief Executive Officer, Mr. Lipar serves as an invaluable bridge between our management and our Board of Directors and ensures that they act with a common purpose.

Mr. Lipar’s extensive business knowledge, along with his demonstrated leadership capability through the growth of the Company, makes him highly qualified to continue to serve as our Chairman of the Board and our Chief Executive Officer.

Laura Miller	Director
Ms. Miller, age 54, has served as a director since January 2019. Ms. Miller is Senior Vice President (SVP) and Global Chief Information Officer of InterContinental Hotels Group PLC (IHG®), where her responsibilities include the strategy, delivery, operations and security of technology solutions for more than 5,500 hotels and corporate offices around the globe. Ms. Miller has been a member of the IHG senior management team since August 2013 and has held the role of SVP and Global Chief Information Officer since December 2017.  Prior to joining IHG, Ms. Miller was SVP at First Data Corporation (FDC), a highly regulated global payments processing leader that serves more than six million merchant locations, thousands of card issuers and millions of consumers.  In addition, Ms. Miller has served in various senior leadership capacities at TD Ameritrade, The U.S. Patent and Trademark Office, The Housing Opportunities Commission of Montgomery County, Maryland, and British Aerospace, PLC.  Ms. Miller holds a Master’s degree in Computer Science Management from the University of Maryland.
Ms. Miller’s experience as an executive with international corporate experience as well as her extensive knowledge of IT systems and specifically cybersecurity, provides our Board of Directors with a unique perspective on important issues impacting the Company.  Her leadership experience and technical expertise makes her highly qualified to serve on our Board of Directors.

Bryan Sansbury	Director
Mr. Sansbury, age 46, has served as our Lead Independent Director since June 2013. Mr. Sansbury is the Chief Operating Officer and a founding partner of AEGIS Energy Risk, LLC. Prior to September 2017, Mr. Sansbury served as President of Health and Wealth Solutions at Alright Solutions, the former outsourcing business of Aon Hewitt. For over 20 years, Mr. Sansbury held various positions with Aon Hewitt and its affiliates including positions as Chief Operating Officer and Chief Information Officer, President of Emerging Solutions, leader of the Canadian Outsourcing business, and leader of the Pension Outsourcing business in the Southeast region. Mr. Sansbury is a former member of The Woodlands (Texas) Area Economic Development Partnership Board and is a Fellow of the CEO Perspectives program at the Kellogg School of Management at Northwestern University. Mr. Sansbury is the chair of our Compensation Committee and is a member of our Nominating and Corporate Governance Committee.
Given his extensive business experience, Mr. Sansbury provides our Board of Directors with a unique perspective on business issues impacting the Company as well as corporate governance. His leadership experience in several different capacities also makes him highly qualified to serve as the Lead Independent Director of our Board of Directors.

Steven Smith	Director
Mr. Smith, age 63, has served as a director since June 2013. Mr. Smith currently practices health law in the Washington, D.C. office and is a shareholder of the law firm of Baker Donelson. During 2003 to 2016, Mr. Smith practiced health law with the law firm of Ober, Kaler, Grimes & Shriver (“Ober Kaler”) and was a member of the firm’s Management Committee. Mr. Smith was the Managing Partner of the Washington, D.C. office of Ober Kaler prior to its merger with Baker Donelson on January 1, 2017. He practices exclusively in the health care regulatory, operational and transactional areas where he counsels hospitals, physicians and other clients on a variety of issues including corporate governance, executive compensation and agreements; compliance, from both an operational and legal standpoint; medical staff relationships; and risk and claims management, insurance coverage and fiduciary responsibilities. Prior to joining Ober Kaler, Mr. Smith was Senior Vice-President and General Counsel for a large healthcare system in Maryland for 10 years where he was responsible for all legal matters, as well as various operations aspects, of the healthcare system. Mr. Smith is the uncle of Mr. Lipar, our Chief Executive Officer and Chairman of the Board. Mr. Smith is the chair of our Nominating and Corporate Governance Committee and is a member of our Audit Committee.

With his wealth of knowledge on issues relating to corporate governance, fiduciary responsibility, and experience providing counsel to boards of directors, Mr. Smith provides us with a unique perspective on issues affecting the Company. This expertise, combined with his leadership experience as a senior executive, enables Mr. Smith to be a valuable member of our Board of Directors.

Robert Vahradian	Director
Mr. Vahradian, age 57, has served as a director since June 2013. Mr. Vahradian is a senior managing director of GTIS Partners, LP (“GTIS”). GTIS currently has approximately $4.6 billion of gross assets under management, including residential, retail, industrial, office, hotel and mixed-use properties in the U.S. and Brazil. Mr. Vahradian runs the U.S. investment and asset management activities of GTIS, and is a member of the investment committee of GTIS. Mr. Vahradian joined GTIS in 2006 and has been in the real estate industry since 1986. Previously, Mr. Vahradian was President of Allied Partners, a private real estate investment company and was Chief Operating Officer and principal of The Athena Group, L.L.C., a residential investment and development company based in New York. Prior to joining The Athena Group, LLC, Mr. Vahradian was a Director in Credit Suisse First Boston’s real estate investment banking and principal groups. Mr. Vahradian is a member of our Nominating and Corporate Governance Committee.
Through Mr. Vahradian’s vast experience in real estate, residential land development and homebuilding investments, asset management and finance, he is exceptionally well qualified to serve as a director and provides our Board of Directors with valuable insight on real estate and finance matters.

Required Vote
The proposal regarding the election of directors requires the approval of a plurality of the votes cast at the Annual Meeting. This means that the seven nominees receiving the highest number of affirmative FOR votes will be elected as directors.
THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE
FOR EACH OF THE NOMINATED DIRECTORS.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Ernst & Young was the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2018. At the Annual Meeting, our stockholders will be asked to ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019, or until such firm’s earlier resignation or removal. While stockholder ratification of the appointment of the Company’s independent registered public accounting firm is not required, we value the opinions of our stockholders and believe that stockholder ratification of our appointment is a good corporate governance practice. Even if the appointment of Ernst & Young is ratified, our Audit Committee retains the discretion to select and appoint a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company.
We have been advised that a representative of Ernst & Young will be present at the Annual Meeting to answer appropriate questions and to have an opportunity to make a statement, if desired.
Independent Registered Public Accounting Firm Fees and Services
The following table shows the fees paid or accrued by the Company for the audit and other services provided by Ernst & Young for fiscal years 2018 and 2017.

	2018	2017
Audit Fees(1)	$1,400,000	$1,504,550
Audit-Related Fees - aggregate fees for audit-related services	—	—
Tax Fees	—	—
All Other Fees - aggregate fees for all other services	—	—
Total	$1,400,000	$1,504,550

(1)
Audit Fees include the annual audit and services related to the review of quarterly financial information and the issuance of consents and comfort letters to underwriters and other purchasers of our securities in connection with various securities offerings and filings with the SEC.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
It is our Audit Committee’s policy to pre-approve all audit, audit related and permissible non-audit services rendered to us by our independent registered public accounting firm. Consistent with such policy, all of the fees listed above that we incurred for services rendered by Ernst & Young were pre-approved by our Audit Committee.
The report of Ernst & Young relating to our 2018 and 2017 consolidated financial statements did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. Moreover, during the fiscal years ended December 31, 2018 and 2017, there were no (i) disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Ernst & Young, would have caused either Ernst & Young to make reference to the subject matter of the disagreement(s) in connection with their reports on the consolidated financial statements of LGI Homes, Inc. or (ii) reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).
Report of the Audit Committee
The Audit Committee meets the definition of an audit committee as set forth in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and operates under a written charter adopted by the Board. Each member of the Audit Committee is independent and financially literate in the judgment of the Board and as required by the Sarbanes-Oxley Act and applicable SEC and NASDAQ rules. The Board has also determined that Mr. Edone and Mr. Gage qualify as “audit committee financial experts,” as defined under SEC regulations.
Management is responsible for our internal controls and the financial reporting process. Ernst & Young, the Company's independent registered public accounting firm, is responsible for performing an independent audit of the Company's consolidated financial statements and internal controls in accordance with standards of the Public Company Accounting Oversight Board (the “PCAOB”) and for issuing reports thereon.
The Audit Committee has reviewed and discussed with management the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2018. Further, the Audit Committee has discussed with Ernst & Young the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, including the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2018, the Company’s independent registered public accounting firm’s responsibility under generally accepted auditing standards, significant accounting policies, management’s judgments and accounting estimates, any audit adjustments, related party transactions and other unusual transactions, other information in documents containing audited financial statements and other matters.
Finally, the Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young by the applicable requirements of the PCAOB regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed the topic of independence with Ernst &Young.
Based on its review and discussion described above, the Audit Committee has recommended to the Board that the audited consolidated financial statements for fiscal year 2018 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.

Ryan Edone (Chair)
Duncan Gage
Steven Smith

The foregoing report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Required Vote
The affirmative vote of a majority of shares of our common stock entitled to vote at the Annual Meeting which are present in person or by proxy at the Annual Meeting is required to ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019. Abstentions will be counted toward the tabulation of the shares of our common stock entitled to vote at the Annual Meeting on the ratification of the appointment of Ernst & Young and thus will have the same effect as a negative vote.
              THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE
FOR THIS PROPOSAL.

PROPOSAL 3—NON-BINDING, ADVISORY VOTE ON THE COMPENSATION PAID TO NAMED EXECUTIVE OFFICERS (SAY-ON-PAY VOTE)
LGI seeks a non-binding, advisory vote from its stockholders to approve the compensation paid to our NEOs for 2018, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion. This vote is commonly referred to as the “Say-on-Pay” vote. In accordance with the requirements of the SEC, we are providing our stockholders with an opportunity to express their views on the compensation paid to our NEOs.
The Company’s core compensation philosophy is to utilize a mixture of base salary and annual and longer-term incentives to align executive compensation with our stockholders’ interests and our annual and long-term performance. This includes linking executives’ pay to their performance and the Company’s overall annual and long-term performance.
Our Board and the Compensation Committee are dedicated to ensuring that our executive compensation programs reflect best practices in numerous ways, including by making a portion of compensation performance-based to maximize both short- and long-term stockholder value. The Board believes the Company’s compensation programs are well tailored to align executive officers’ interest with those of our stockholders, retain executive talent, and reward performance. We encourage our stockholders to read the “Compensation Discussion and Analysis” section in this Proxy Statement, which describes (i) the processes our Compensation Committee used to determine the structure and amounts of the compensation of our NEOs for 2018 and (ii) how our executive compensation philosophy, policies, and procedures operate and are designed to achieve our compensation objectives. The Compensation Committee and the Board believe that our executive compensation strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our NEOs to dedicate themselves to value creation for our stockholders.
In accordance with Section 14A of the Exchange Act and the related rules of the SEC, we are asking our stockholders to approve the following resolution regarding the compensation of our NEOs:
RESOLVED, that the stockholders of LGI Homes, Inc. (the “Company”) hereby approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the proxy statement for the Company’s 2019 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.
Although this advisory vote is non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our NEOs’ compensation and related executive compensation programs.

Required Vote
The affirmative vote of a majority of shares of our common stock entitled to vote at the Annual Meeting which are present in person or by proxy at the Annual Meeting is required to approve the compensation of our NEOs for 2018, as described in this Proposal 3. Abstentions will be counted toward the tabulation of the shares of our common stock entitled to vote at the Annual Meeting and thus will have the same effect as a negative vote.
THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE
FOR THE APPROVAL OF THE COMPENSATION PAID TO OUR NEOs FOR 2018.

CORPORATE GOVERNANCE AND DIRECTOR INDEPENDENCE
CORPORATE GOVERNANCE GUIDELINES
The Board has adopted the LGI Homes, Inc.’s Corporate Governance Guidelines which describe the Board’s view on a number of governance topics. The Corporate Governance Guidelines along with the charters of the Board Committees and the Company’s Code of Business Conduct and Ethics, provide the framework for the corporate governance of the Company. The significant corporate governance initiatives adopted by the Board are discussed below. Our Corporate Governance Guidelines can be found under the “Investor Relations” and “Corporate Governance” links on our website at www.lgihomes.com.
Composition of the Board
Our Board currently consists of seven members. Our Certificate of Incorporation provides that the authorized number of directors may be changed only by resolution of the Board. Our directors hold office until their successors have been elected or appointed and qualified, or the earlier of their death, resignation or removal. Vacancies on the Board are filled solely by the affirmative vote of a majority of the remaining directors then in office, and not by our stockholders. Each of our directors is elected annually.
Our Nominating and Corporate Governance Committee oversees the annual assessment of the composition of our Board, including a review of the size of the Board, the skills and qualifications represented on the Board, and a self-assessment of the effectiveness of our Board and its committees and identification of any opportunities for improvement. The findings of the annual review of the Board and its committees are reported to and discussed with the full Board.
Selection and Evaluation of Director Candidates
The Nominating and Corporate Governance Committee is responsible for searching for qualified director candidates for election to the Board and filling vacancies on the Board. To facilitate the search process, the Nominating and Corporate Governance Committee may solicit current directors and executive officers of the Company for the names of potentially qualified candidates or ask directors and executive officers to pursue their own business contacts for the names of potentially qualified candidates. The Nominating and Corporate Governance Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates, or consider director candidates recommended by our stockholders. Consistent with prior searches, the Nominating and Corporate Governance Committee will endeavor to identify a diverse slate of potential candidates, including diversity in skills and gender, among other factors. Once potential candidates are identified, the Nominating and Corporate Governance Committee reviews the backgrounds of those candidates, evaluates candidates’ independence from the Company and potential conflicts of interest and determines if candidates meet the qualifications desired by the Nominating and Corporate Governance Committee of candidates for election as director.
The Nominating and Corporate Governance Committee is responsible for reviewing with our Board, on an annual basis, the appropriate characteristics, skills and experience required for the Board as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members) and in recommending candidates for election, the Nominating and Corporate Governance Committee will consider the individual’s experience and characteristics. In addition, the Nominating and Corporate Governance Committee will review the overall composition of the Board to ensure there is an appropriate mix of specific experience, qualifications and skills to promote a diversity of points of view for the effective performance of the Board’s oversight function and representation of stockholders’ interests.
We believe that appropriate director qualifications and characteristics include having directors with diverse backgrounds, education, experiences, expertise and perspectives. These qualifications and characteristics are discussed below.
Key Qualifications and Experiences

•	Experience in corporate management, such as serving as an executive officer or other leadership role for a publicly held company;

•	Experience as a director of another publicly held company;

•	Real estate industry expertise, including homebuilding, land development, sales, marketing and operations;

•	Experience in accounting, finance, capital markets transactions and/or technology;

•	Legal, regulatory and/or risk management expertise; and

•	IT and cybersecurity expertise.
Key Characteristics

•	High personal and professional ethical standards, integrity and values;

•	Strong leadership skills and solid business judgment;

•	Commitment to representing the long-term interests of our stockholders; and

•	The time required for preparation, participation and attendance at Board meetings and committee meetings, as applicable.
Director candidates recommended by our stockholders will be considered in the same manner as recommendations made by directors, executive officers, outside advisors or search firms.  Any stockholder who intends to recommend a candidate to the Nominating and Corporate Governance Committee for consideration as a director nominee should deliver written notice pursuant to Article III, Section 3.1(a) of our Bylaws, to the Secretary of the Company. Any such notice should be delivered by the date required by such section of the Bylaws in order to permit the Nominating and Corporate Governance Committee to complete its review in a timely fashion.
Director Tenure and Retirement Policy
Because of the value the Board places on having directors who are knowledgeable about the Company and its operations, there have been no term limits established for directors. In connection with each director nomination recommendation, the Nominating and Corporate Governance Committee shall consider the issue of continuing director tenure.
Additionally, the Board has determined not to establish a mandatory retirement age for directors. Alternatively, in connection with the director nomination recommendations, the Nominating and Corporate Governance Committee and the Board will review each director's continuation on the Board upon reaching the age of 73 and each year thereafter.
To ensure that directors may appropriately discharge their responsibilities, the Board has adopted the policy that any director (including a management director) who (i) has a significant change in business affiliation or position of principal employment or (ii) experiences a disabling health condition that, in each case, adversely affects his or her ability to perform the essential functions and responsibilities of a director will be expected to tender his or her resignation promptly to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, taking into consideration the effect of such change in employment on the director’s qualification to serve as one of the Company’s directors.
Election of Directors
In accordance with our Bylaws, the election of directors requires the approval of a plurality of the votes cast. This means that the seven nominees receiving the highest number of affirmative FOR votes will be elected as directors.
In connection with our 2017 annual meeting of stockholders, stockholders holding a majority of the shares of common stock entitled to vote on the proposal voted against the advisory stockholder proposal to initiate a process to amend our Certificate of Incorporation and/or our Bylaws (together, our “Governance Documents”) to provide that director nominees be elected by the affirmative vote of the majority of votes cast at an annual meeting of stockholders, with a plurality vote standard retained for contested director elections.
The Board appreciates the importance of the Annual Meeting as a forum for our stockholders to express specific concerns and has carefully considered the stockholder proposal presented at the Company’s 2017 annual meeting of stockholders. At this time, the Board believes that the plurality voting standard, upheld by the vote results at the Company’s 2017 annual meeting of stockholders, continues to be in the best interests of the Company and our stockholders; however, the Board will periodically re-evaluate the merits of such a change to our Governance Documents.
Director Independence
Our Board is composed of a majority of independent directors in accordance with the NASDAQ listing requirements. All members of our Board, except Mr. Lipar, have been determined by the Board to be independent. In making this determination, the Board has affirmed that each of the independent directors meets the objective requirements for independence set forth by the NASDAQ listing requirements. The independent directors are Ryan Edone, Duncan Gage, Laura Miller, Bryan Sansbury, Steven Smith, and Robert Vahradian. Mr. Lipar is not independent because he serves as our Chief Executive Officer.
The Independence Standards included in the NASDAQ listing requirements specify the criteria by which the independence of our directors is determined, including strict guidelines for directors and their immediate family members with respect to past employment or affiliation with the Company, its management or its independent registered public accounting firm.
In evaluating and determining the independence of the directors, the Board considered that the Company may have certain relationships with its directors. Specifically, the Board considered that Mr. Smith is the uncle of Mr. Eric Lipar, our Chief Executive Officer and Chairman of the Board. In addition, the Board considered that the brother of Mr. Smith is employed by the Company in a construction management position, but is not an executive officer of the Company. The Board determined that these relationships do not impair Mr. Smith’s independence.
Code of Business Conduct and Ethics
We operate under a written Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Upon employment with us, all employees are required to affirm in writing their receipt and review of the Code of Business Conduct and Ethics and their compliance with its provisions. In addition, we maintain policies that prohibit employee and director hedging of Company securities, including shares of our common stock.
Our Code of Business Conduct and Ethics can be accessed under the “Investor Relations” and “Corporate Governance” links on our website at www.lgihomes.com. We intend to satisfy any disclosure requirements pursuant to Item 5.05 of Form 8-K and NASDAQ rules regarding any amendment to, or waiver from, certain provisions of our Code of Business Conduct and Ethics by posting such information on our website.
Stockholder Engagement
Our executive management team actively engages in communications throughout the year with stockholders of all ownership levels. Generally, these communications involve participating in investor presentations and question and answer sessions, meeting with investors and stockholders one-on-one and in small groups, and responding to investor and stockholder letters, emails and telephone calls. Management’s discussions with stockholders and the investment community address numerous aspects of our business and matters of importance or concern to our stockholders. Observations, questions or comments from our stockholders are generally shared with the Board, so that the Board can then consider these matters as part of its oversight responsibilities.
Complaint Procedures for Accounting, Internal Control, Auditing and Financial Matters
In accordance with SEC Rules, the Audit Committee has established procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal control, auditing or financial matters (collectively, “Accounting Matters”) and (ii) the confidential, anonymous submission by employees of concerns regarding questionable Accounting Matters. The Audit Committee oversees treatment of complaints and concerns in this area. Additional information regarding our procedures for anonymous reporting can be found under the “Investor Relations” and “Corporate Governance” links on our website at www.lgihomes.com.

BOARD LEADERSHIP STRUCTURE, BOARD’S ROLE IN RISK OVERSIGHT, AND BOARD AND COMMITTEE MEETINGS
Board Leadership Structure
With respect to the roles of the Chairman of our Board and Chief Executive Officer, our Board exercises its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. The Board believes that the combination or separation of these positions should continue to be considered as part of our succession planning process. Currently the roles are combined, with Mr. Lipar serving as our Chief Executive Officer and Chairman of the Board. Mr. Lipar’s extensive business knowledge, along with his demonstrated leadership capability through the growth of the Company, makes him highly qualified to continue to serve as our Chairman of the Board and our Chief Executive Officer.
Lead Independent Director
The Lead Independent Director coordinates the activities of the other non-employee directors and performs such other duties and functions as directed by our Board from time to time. The Lead Independent Director presides over all meetings of the independent directors. The Lead Independent Director has the authority to call meetings of the independent directors. Mr. Sansbury currently serves as our Lead Independent Director.
Role in Risk Oversight
The Board is responsible for overseeing our risk management process, but does not provide day-to-day risk management of the Company, which is the responsibility of our executive management team. The Board oversees the implementation of risk mitigation strategies by management to ensure such strategies focus on both general risk management and management of the Company’s most significant risks. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions. In addition, each of the Board committees is responsible for risk management concerning its area of responsibility, consistent with its charter, and such other responsibilities as may be delegated to it by the Board from time to time.
The risk management process established and overseen by the Company’s executive management team includes centralized corporate review of the market, real estate, financial, and other risks associated with transactions and approval of funds disbursed.
Homebuilding Operations
Land and Lots. Our Acquisition Committee, consisting of our Chief Executive Officer, Chief Financial Officer, and Executive Vice President of Acquisitions, is responsible for our allocation of capital and investment decisions for the acquisition and development of land and lots to support our homebuilding operations. New market expansion opportunities are discussed with the Board and in certain cases, require lender approval in accordance with the terms of our revolving credit facility. We believe this process adequately manages our risks related to our land and lot acquisitions.
Homebuilding. Our philosophy is to build homes efficiently, leveraging our proprietary systems and processes, even-flow/continuous construction methodology, and offering a set number of floor plans in each community with standardized features. Our experienced local management team serves as the general contractor for the homes we build, with centralized corporate oversight for purchasing, budget variances, scheduling and overall community performance. On a monthly basis, the Board is informed of the monthly home closings by division. At each quarterly meeting, management reviews with the Board, the operating results and home closings by division and market, as well as new markets, new hires, training, and operational issues. We believe this analysis provides the Board with the appropriate information to provide sufficient oversight of our operating risks.

Financing and Liquidity
Our financing and liquidity positions may fluctuate due to changes in the homebuilding industry, our results of operations and home sales demand. The Board oversees financing and liquidity risk by regularly monitoring our financial and liquidity position to ensure we maintain the financial resources needed to fund our homebuilding operations, projected growth, and other financing and operating expenses. At each quarterly meeting, management reviews information related to the Company’s financial and liquidity position with the Board, which includes projected short- and long-term liquidity needs, availability under our revolving credit facility and other capital sources. We believe these procedures provide adequate risk oversight of financing and liquidity matters affecting the Company.
Financial Reporting, Internal Control and Regulatory Compliance
Audit Committee Risk Oversight.     The Audit Committee provides risk oversight with respect to financial reporting, internal control over financial reporting and related regulatory compliance matters. Each quarter, our Audit Committee discusses with our independent registered public accounting firm its review of our interim financial information and, after our fiscal year-end, discusses its audit of our annual consolidated financial statements, including our procedures on internal control over financial reporting. Also, during the fiscal year, our Audit Committee meets in private session (without the presence of management) with our independent registered public accounting firm to discuss any matters related to the audit of our annual consolidated financial statements and our internal control over financial reporting.
Compensation Risk Oversight.      The Compensation Committee provides risk oversight with respect to compensation of the Company’s employees, including the NEOs and other key officers. We believe we have established a short- and long-term compensation program that properly incentivizes desired performance and mitigates inappropriate risk-taking.
Succession Planning
The Board is responsible for determining a succession plan for the Chief Executive Officer in the event of an emergency or otherwise. The Nominating and Corporate Governance Committee has been delegated the responsibility to identify and evaluate potential successors, and to report to the Board from time to time on its activities.
Board Meetings
During 2018, our Board met six times, including telephonic meetings, and acted five times by unanimous written consent. In 2018, all directors who were directors during 2018 attended 100% of the meetings of the Board and the committees on which they served. Our Corporate Governance Guidelines state that Board members are invited and generally expected to attend our annual meeting of stockholders, and all of our then-current directors attended the 2018 annual meeting of stockholders.
Board Committees
The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of these committees reports to the Board as it deems appropriate and as the Board may request. The Board has adopted written charters for each of the committees. From time to time, special committees may be established under the direction of our Board when necessary to address specific issues. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not a part of this Proxy Statement.
The table below sets forth the membership of the Board and its standing committees and the number of meetings held during 2018.

Director Name:	Board of Directors (1)	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Ryan Edone*	X	Chair
Duncan Gage*	X	X	X
Eric Lipar**	Chair
Bryan Sansbury***	X		Chair	X
Steven Smith	X	X		Chair
Robert Vahradian	X			X
Number of 2018 meetings	6	4	4	2
(1) Laura Miller was appointed to the Board on January 1, 2019. Ms. Miller does not currently serve on any committees of the Board.
* Financial Expert        ** Non-independent Director              *** Lead Independent Director
The independent directors meet in regularly scheduled executive sessions without management. Mr. Sansbury, as the Lead Independent Director, presides over all executive sessions at which he is present.
Agendas and topics for Board and committee meetings are developed through discussions among management and members of the Board and its committees. Information and data that are important to the issues to be considered are distributed in advance of each meeting. Board meetings and background materials focus on key strategic, operational, financial, governance, risk and compliance matters applicable to us.
Audit Committee
Our Audit Committee consists of Mr. Edone, Mr. Gage and Mr. Smith. The Board has determined that the members of the Audit Committee are independent for purposes of serving on such committee under the NASDAQ listing standards and applicable federal law, including Rule 10A-3 promulgated under the Exchange Act. In addition, the Board has determined that each current member of the Audit Committee is financially literate under the NASDAQ listing standards and that both Mr. Gage and Mr. Edone qualify as an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K.
The Audit Committee operates pursuant to an Audit Committee Charter, which was approved and adopted by the Board and is posted under the “Investor Relations” and “Corporate Governance” links on the Company’s website at www.lgihomes.com. The duties and responsibilities of the Audit Committee are set forth in its Charter. The Audit Committee’s primary purposes are to:

•	assist the Board in fulfilling its oversight responsibilities relating to the:

◦	integrity of the Company’s financial statements;

◦	Company’s compliance with legal and regulatory requirements;

◦	qualifications and independence of the Company’s independent registered public accounting firm;

◦	performance of the Company’s independent registered public accounting firm; and

◦	reviewing and approving related-person transactions.

•	prepare an Audit Committee report to be included in the Company’s annual proxy statement.
Further discussion regarding the Audit Committee’s processes and procedures regarding the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2018 and other matters are discussed in the Audit Committee Report on pages 10 and 11 of this Proxy Statement. During 2018, all of the Audit Committee’s meetings were attended by representatives of Ernst & Young, our independent registered public accounting firm.

Compensation Committee
Our Compensation Committee consists of Mr. Sansbury, who serves as chair of the committee, and Mr. Gage. Each of the members of our Compensation Committee meets the independence requirements under the NASDAQ listing standards, qualifying as an “outside director” in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and as a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.
The Compensation Committee Charter has been posted under the “Investor Relations” and “Corporate Governance” links on the Company’s website at www.lgihomes.com. The Charter provides that the Compensation Committee shall assist the Board in discharging its responsibility to our stockholders with respect to the following:

•	establishing the Company’s compensation programs and compensation of the Company’s executive officers;

•	monitoring incentive and equity-based compensation plans;

•	reviewing and approving director compensation; and

•	monitor director and executive officer compliance with the stock ownership guidelines.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee consists of Mr. Smith, who serves as chair of the committee, Mr. Sansbury and Mr. Vahradian. Each of the members of our Nominating and Corporate Governance Committee is an independent director under the NASDAQ listing standards.
The Nominating and Governance Committee Charter has been posted under the “Investor Relations” and “Corporate Governance” links on the Company’s website at www.lgihomes.com. The Nominating and Governance Committee’s primary purpose is to provide assistance to the Board in fulfilling its responsibility to our stockholders by:

•
identifying individuals qualified to become directors consistent with criteria approved by the Board and recommending to the Board the qualified candidates for directorships to be filled by the Board or by our stockholders;

•	overseeing the organization of the Board to discharge the Board’s duties and responsibilities properly and efficiently;

•	developing and recommending to the Board a set of corporate governance guidelines and principles;

•	overseeing the evaluation of the Board and its committees; and

•	reviewing the disclosure regarding corporate governance and the operation of the committee included in our proxy statements.
NON-EMPLOYEE DIRECTOR COMPENSATION
The Compensation Committee is responsible for evaluating and approving compensation for our non-employee directors. Our non-employee directors received compensation in 2018 which included the following:

•	$60,000 annual cash retainer, payable quarterly;

•	Additional annual cash retainer payable quarterly:

◦	$20,000 for the Lead Independent Director;

◦	$15,000 for the Audit Committee and Compensation Committee Chair;

◦	$10,000 for the Nominating and Corporate Governance Committee Chair;

•	$100,000 grant of restricted stock units (“RSUs”); and

•	reimbursement for reasonable out-of-pocket expenses incurred for travel in connection with attendance in-person at Board or committee meetings.

The number of the RSUs granted is determined based on the grant award amount and the closing stock price of our common stock on the date of grant, rounded up to the next whole share as no fractional shares are issued, with vesting ratably over three years on the anniversary date of the grant. The RSUs granted to non-employee directors for director services for 2019 were awarded on December 14, 2018.
The following table contains information with respect to 2018 compensation awarded to or earned by our non-employee directors. Ms. Miller was appointed to the Board on January 1, 2019. Mr. Eric Lipar, our Chief Executive Officer and Chairman of the Board, received no additional compensation for serving on the Board, his 2018 compensation is disclosed under “Executive Compensation” below.

Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)(3)	All Other Compensation	Total
Ryan Edone	$75,000	$100,016	$—	$175,016
Duncan Gage	$60,000	$100,016	$—	$160,016
Bryan Sansbury	$95,000	$100,016	$—	$195,016
Steven Smith	$70,000	$100,016	$—	$170,016
Robert Vahradian	$60,000	$100,016	$—	$160,016

(1)
The amounts shown reflect the grant date fair value of RSUs granted for director services for 2018, determined in accordance with FASB ASC Topic 718. See Note 9 to our consolidated financial statements included in our 2018 Annual Report, regarding assumptions underlying valuations of equity awards.

(2)
On December 15, 2017, each non-employee director was granted 1,378 RSUs, valued at approximately $100,000 on the date of grant, for director services for 2018. On December 14, 2018, each non-employee director was granted 2,440 RSUs, valued at approximately $100,000 on the date of grant, for director services for 2019. In connection with Ms. Miller’s appointment to the Board on January 1, 2019, Ms. Miller will be granted RSUs valued at $100,000 on March 15, 2019. The number of RSUs to be granted will be determined by dividing $100,000 by the closing sale price of our common stock on The NASDAQ Global Select Market on March 15, 2019. The grants vest in three equal annual installments and automatically become fully vested upon the earlier of (i) the director’s disability; (ii) the director’s death; and (iii) immediately prior to the closing of a change in control of the Company, as defined in the Amended and Restated LGI Homes, Inc. 2013 Equity Incentive Plan (the “2013 Incentive Plan”).

(3)	As of December 31, 2018, Messrs. Edone, Gage, Sansbury, Smith and Vahradian each had 4,050 unvested RSUs.

STOCK OWNERSHIP POLICY FOR NON-EMPLOYEE DIRECTORS
In order to evidence the financial alignment of the Company’s directors with the interest of the Company’s stockholders, the Board has established a stock ownership policy for non-employee directors. Under these guidelines, each director is required to own shares of our common stock that have a fair market value (determined as of each annual meeting of the Company’s stockholders) equal to five times (5x) the annual cash retainer paid to the applicable independent director, and each director shall have five (5) years from his or her initial appointment or election to the Board within which to satisfy the foregoing stock ownership policy. The annual cash retainer amount as of December 31, 2018 is $60,000, which results in a director share ownership requirement of approximately 5,238 shares of our common stock determined as of December 31, 2018, based on average of the monthly closing stock prices of $57.28, for the preceding calendar year. See the share ownership by each director at page 23 of this Proxy Statement. As of December 31, 2018, each non-employee director who was a director during 2018 was in compliance with the policy. Ms. Miller was appointed to the Board on January 1, 2019, and will be expected to be in compliance with these requirements by January 1, 2024.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of our executive officers serves, or in the past has served, as a member of the Board or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board or our Compensation Committee. None of the members of our Compensation Committee is, or has ever been, an officer or employee of the Company.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Family Relationships
Mr. Steven Smith, one of our directors, is the uncle of Mr. Eric Lipar, our Chief Executive Officer and Chairman of the Board. Mr. Eric Lipar and Mr. Jack Lipar, our Executive Vice President of Acquisitions, are cousins. There are no other familial relationships among our executive officers and directors.
Mr. Greg Smith, who is Mr. Eric Lipar’s uncle and Mr. Steven Smith’s brother, joined the Company with extensive homebuilding experience in June 2016 and is an employee in a construction management role for one of the Company’s business areas.
Review and Approval of Transactions with Related Persons
The Board has adopted a Statement of Policy Regarding Transactions with Related Parties (the “Related Person Transaction Policy”), which requires that each director and executive officer promptly advise the chairman of the Audit Committee of any Related Person Transaction, as defined therein, of which he or she becomes aware in which the Company is to be a participant, the amount involved exceeds $120,000 and the applicable Related Person had or will have a direct or indirect material interest, and all material facts with respect thereto. The Related Person Transaction Policy defines “Related Person” as (i) an executive officer or director of the Company or a nominee for director of the Company, (ii) a beneficial owner of more than 5% of any class of voting securities of the Company or (iii) an Immediate Family Member (as defined in the policy) of any person identified in clauses (i) or (ii). The Audit Committee (or, if determined by the Audit Committee as advisable, the disinterested members of the Board) shall then consider such Related Person Transaction for approval or ratification.
In considering whether to approve or ratify any Related Person Transaction, the Audit Committee or the disinterested members of the Board, as the case may be, shall consider all factors that are relevant to the Related Person Transaction, including, without limitation, the following:

•	the size of the transaction and the amount payable to a Related Person;

•	the nature of the interest of the Related Person in the transaction;

•	whether the transaction may involve a conflict of interest; and

•
whether the transaction involves the purchase or sale of assets or the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

The policy supplements the conflict of interest provisions in our Code of Business Conduct and Ethics.
Related Party Transactions
Land Purchases from Affiliates
As of December 31, 2018, we have two land purchase contracts to purchase a total of 198 finished lots in Pasco County and Manatee County, Florida from affiliates of one of our directors for a total base purchase price of approximately $6.9 million. The lots will be purchased in takedowns, subject to annual price escalation ranging from 3% to 6% per annum, and may provide for additional payments to the seller at the time of sale to the homebuyer. We have a $0.7 million non-refundable deposit at December 31, 2018 related to these land purchase contracts. We anticipate closing on these contracts in 2019.

In April 2018, we completed our commitments under a land purchase contract to purchase 106 finished lots in Montgomery County, Texas from an affiliate of a family member of our Chief Executive Officer for a total base purchase price of approximately $8.0 million. The lots were purchased in takedowns of at least 21 lots during successive six-month periods, subject to 5% annual price escalation and certain price protection terms. During 2018, we purchased the final takedown of 22 lots under this land purchase contract for $1.8 million and a $100,000 non-refundable deposit related to this land purchase contract was applied to this takedown. We purchased 42 lots under this land purchase contract during 2017 and 2016 for $3.4 million (escalated price) and $3.2 million, respectively.
Participation in Captive Group Insurance Program
Beginning December 1, 2016, the Company has placed its worker’s compensation and auto insurance policies with Archway, a captive insurance company with more than 200 members. Mr. Edone is a member of the Board of Directors of Archway and was the President of the Archway Board of Directors from September 2016 to September 2018. As of December 31, 2018, the Company has approximately $36,000 in Archway stock and $266,634 in security collateral. During 2018, the Company paid approximately $571,300 representing premium and expenses for the policy years ending February 28, 2018 and 2019.
CONTACTING THE BOARD
Any stockholder or any other interested party who wishes to communicate directly with (i) our Board, (ii) the non-management directors as a group or (iii) the Lead Independent Director, may do so by corresponding with the Lead Independent Director at the following address: Lead Independent Director, LGI Homes, Inc., 1450 Lake Robbins Drive, Suite 430, The Woodlands, Texas 77380, Attn: Corporate Secretary. The Company will forward any such communication to the intended recipients, unless the communication is clearly of a marketing nature or is unduly hostile, threatening, illegal or similarly inappropriate.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table sets forth certain information regarding the beneficial ownership of shares of our common stock as of February 28, 2019, by (i) each of our directors and executive officers, individually and as a group, and (ii) each person known to our management to be the beneficial owner of more than 5% of the outstanding shares of our common stock.

	Shares Beneficially
Name and Address of Beneficial Owner (1)	Owned	Percent
5% Stockholders:
BlackRock, Inc. (2)	2,829,403	12.5%
FMR LLC (3)	2,371,309	10.4%
Epoch Investment Partners, Inc. (4)	1,708,378	7.5%
Gilder, Gagnon, Howe & Co. LLC (5)	1,515,673	6.7%
Frontier Capital Management Co., LLC (6)	1,425,195	6.3%
Wasatch Advisors, Inc. (7)	1,350,770	6.0%
The Vanguard Group, Inc. (8)	1,137,543	5.0%

Directors and Executive Officers(9):
Eric Lipar (10)	2,271,179	10.0%
Michael Snider (11)	225,442	1.0%
Charles Merdian (12)	99,547	*
Jack Lipar (13)	77,705	*
Rachel Eaton (14)	50,981	*
Scott Garber	-	*
Bryan Sansbury (15)	159,919	*
Ryan Edone (16)	31,272	*
Duncan Gage (17)	58,022	*
Laura Miller	-	*
Steven Smith	38,130	*
Robert Vahradian	24,403	*
All executive officers and directors as a group
(12 persons)	3,036,600	13.4%

*	Represents less than 1% of the number of shares of our common stock outstanding.

(1)	Beneficial ownership is determined in accordance with SEC rules. The percentage of shares beneficially owned is based on 22,707,385 shares of our common stock outstanding as of February 28, 2019.

(2)
Based solely on Schedule 13G/A filed with the SEC on January 31, 2019 by Blackrock Inc. (“Blackrock”) reflecting beneficial ownership as of December 31, 2018. Blackrock reported sole voting power for 2,784,189 shares of our common stock and sole dispositive power for 2,829,403 shares of our common stock, and of these shares, no shared voting power and no shared dispositive power. The address of Blackrock’s principal business office is 55 East 52nd Street, New York, New York 10055.

(3)
Based solely on Schedule 13G/A filed with the SEC on February 13, 2019 by FMR LLC (“Fidelity”) reflecting beneficial ownership as of December 31, 2018. Fidelity reported sole voting power for 14 shares of our common stock and sole dispositive power for 2,371,309 shares of our common stock, and of these shares, no shared voting power and no shared dispositive power. The address of Fidelity’s principal business office is 245 Summer Street, Boston, Massachusetts 02210.

(4)
Based solely on Schedule 13G filed with the SEC on February 8, 2019 by Epoch Investment Partners, Inc. (“Epoch”) reflecting beneficial ownership as of December 31, 2018. Epoch reported sole voting power for 1,708,378 shares of our common stock and sole dispositive power for 1,708,378 shares of our common stock, and of these shares, no shared voting power and no shared dispositive power. The address of Epoch’s principal business office is 399 Park Avenue, New York, New York 10022.

(5)
Based solely on Schedule 13G/A filed with the SEC on February 15, 2019 by Gilder, Gagnon, Howe & Co. LLC (“Gilder Gagnon”). Gilder Gagnon reported sole voting and dispositive power for 26,663 shares of our common stock and shared dispositive power for 1,489,010 shares of our common stock. The shares reported include 1,397,470 shares held in customer accounts of Gilder Gagnon over which partners and/or employees of Gilder Gagnon have discretionary authority to dispose of or direct the disposition of the shares, 26,663 shares held in the account of the profit sharing plan of Gilder Gagnon, and 91,540 shares held in accounts owned by the partners of Gilder Gagnon and their families. The address of Gilder Gagnon’s principal business office is 475 10th Avenue, New York, New York 10018.

(6)
Based solely on Schedule 13G/A filed with the SEC on February 11, 2019 by Frontier Capital Management Co., LLC. (“Frontier”) reflecting beneficial ownership as of December 31, 2018. Frontier reported sole voting power for 716,553 shares of our common stock and sole dispositive power for 1,425,195 shares of our common stock, and of these shares, no shared voting power and no shared dispositive power. The address of Frontier’s principal business office is 99 Summer Street, Boston, Massachusetts 02110.

(7)
Based solely on Schedule 13G filed with the SEC on February 14, 2019 by Wasatch Advisors. Inc. (“Wasatch”) reflecting beneficial ownership as of December 31, 2018. Wasatch reported sole voting power for 1,350,770 shares of our common stock and sole dispositive power for 1,350,770 shares of our common stock, and of these shares, no shared voting power and no shared dispositive power. The address of Wasatch’s principal business office is 505 Wakara Way, Salt Lake City, UT 84108.

(8)
Based solely on Schedule 13G filed with the SEC on February 11, 2019 by The Vanguard Group, Inc. (“Vanguard”) reflecting beneficial ownership as of December 31, 2018. Vanguard reported sole voting power for 38,240 shares of our common stock, shared voting power for 1,500 shares of our common stock, sole dispositive power for 1,099,503 shares of our common stock, and shared dispositive power of 38,040 shares of our common stock. The address of Vanguard’s principal business office is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(9)
The RSUs and PSUs held by the directors and executive officers that are outstanding and vest within 60 days of February 28, 2019, are deemed outstanding for the purposes of computing the percentage of shares of our common stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of shares of our common stock owned by any other person or group.

(10)
Includes 1,663,007 shares held by EDSS Holdings, LP, whose general partner is an entity wholly-owned by Mr. Eric Lipar; 23,244 shares and 175 shares held by LGI Fund II GP, LLC and LGI Fund III GP, LLC, respectively, whose sole owner is Mr. Lipar; and 8,995 shares and 71,960 shares of our common stock to be issued in connection with outstanding RSUs and the settlement of the PSUs, respectively, which will vest on March 15, 2019, within 60 days of February 28, 2019. Also includes 17,326 shares owned by Mr. Eric Lipar’s spouse. Mr. Lipar has pledged 395,857 shares of our common stock in connection with a line of credit with a financial institution which had approximately $2,064,800 outstanding as of February 28, 2019.

(11)
Includes 4,934 shares and 39,468 shares of our common stock to be issued in connection with outstanding RSUs and the settlement of the PSUs, respectively, which will vest on March 15, 2019, within 60 days of February 28, 2019. Also includes 4,227 shares owned by Mr. Snider’s spouse. Does not include shares of our common stock to be acquired in connection with the ESPP (defined below) quarterly purchase period ending March 31, 2019.

(12)
Includes 2,585 shares and 20,652 shares of our common stock to be issued in connection with outstanding RSUs and the settlement of the PSUs, respectively, which will vest on March 15, 2019, within 60 days of February 28, 2019. Does not include shares of our common stock to be acquired in connection with the ESPP quarterly purchase period ending March 31, 2019.

(13)
Includes 1,148 shares and 9,180 shares of our common stock to be issued in connection with outstanding RSUs and the settlement of the PSUs, respectively, which will vest on March 15, 2019, within 60 days of February 28, 2019. Does not include shares of our common stock to be acquired in connection with the ESPP quarterly purchase period ending March 31, 2019.

(14)
Includes 755 shares and 6,040 shares of our common stock to be issued in connection with outstanding RSUs and the settlement of the PSUs, respectively, which will vest on March 15, 2019, within 60 days of February 28, 2019. Also includes 13,636 shares owned by Ms. Eaton’s spouse. Does not include shares of our common stock to be acquired in connection with the ESPP quarterly purchase period ending March 31, 2019. Ms. Eaton has pledged 7,000 shares of our common stock in connection with a line of credit with a financial institution which had approximately $415,100 outstanding as of February 28, 2019.

(15)	Includes 600 shares of our common stock owned by trusts on behalf of his children.

(16)
Includes 1,400 shares of our common stock owned by trusts on behalf of his children. Also includes 7,500 shares of our common stock owned by the James Larry Cook Children’s Trust, of which Mr. Edone disclaims beneficial ownership.

(17)	Includes 1,483 shares of our common stock owned by Mr. Gage’s spouse.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. These officers, directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. Based solely on a review of copies of Forms 3, 4 or 5 filed by the Company on behalf of its directors and officers or otherwise provided to the Company, the Company believes that during and with respect to the year ended December 31, 2018, its officers, directors and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements, except that, due to a clerical oversight, a Form 3 for Scott Garber in connection with his appointment as General Counsel and Corporate Secretary of the Company was filed late on April 24, 2018, and a Form 4 reporting the purchase of shares of our common stock for Ryan Edone was filed late on November 16, 2018.

ANTI-HEDGING AND INSIDER TRADING POLICY
Our directors and executive officers are required to comply with our Insider Trading Policy and may not use any strategies or products (such as derivative securities or short-selling techniques) to hedge against the potential decrease of our common stock or enter into any form of hedging or monetization transaction involving shares of our common stock. However, under our Insider Trading Policy, our directors, officers and employees can pledge shares of our common stock as collateral for a loan if the director, officer or employee obtains pre-clearance from the designated compliance officer.
EQUITY COMPENSATION PLAN INFORMATION
The table below sets forth the information as of December 31, 2018 for our equity compensation plans approved by our stockholders:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Amended and Restated 2013 Equity Incentive Plan	424,876	$—	1,946,576
Employee Stock Purchase Plan	—	$—	396,971
A total of 3,000,000 shares of our common stock have been reserved for issuance under the 2013 Incentive Plan since its inception in 2013. The 2013 Incentive Plan was approved by the Company’s stockholders at the Company’s 2017 Annual Meeting of Stockholders in May 2017. There were 171,055 RSUs outstanding at December 31, 2018, issued at a $0.00 exercise price. At December 31, 2018, there were 253,821 PSUs outstanding that have been granted to certain members of management at a $0.00 exercise price. The number of shares of our common stock underlying the PSUs that will be issued to the recipient may range from 0% to 200% of the base award depending on actual performance metrics as compared to the target performance metrics. See Note 11 to our consolidated financial statements included in our 2018 Annual Report for a description of the 2013 Incentive Plan.
A total of 500,000 shares of our common stock have been reserved for issuance under the LGI Homes, Inc. Employee Stock Purchase Plan (the “ESPP”). The ESPP provides for employees to make quarterly elections for payroll withholdings to purchase shares of our common stock at a 15% discount from the closing price on the purchase date, which is the last business day of each calendar quarter. See Note 11 to our consolidated financial statements included in our 2018 Annual Report for a description of the ESPP.
The executive officers, vice presidents, directors and certain other personnel are eligible to receive annual bonuses and equity compensation under the 2013 Incentive Plan and the Company’s Annual Bonus Plan. RSU grants to our employees generally provide for three-year cliff vesting, aligned with our commitment to building employee loyalty and long-term value for our stockholders. Our sales and construction personnel are eligible to receive commission and bonuses based on achieving pre-established home closing volumes. Our non-sales employees are also eligible to receive an annual bonus if the Company or their location achieves pre-established home closing volumes.

EXECUTIVE OFFICERS
Set forth below is information regarding the Company’s current executive officers who are not also directors. Information concerning Eric Lipar, our Chief Executive Officer and Chairman of the Board, may be found above in the section entitled “Proposal 1—Election of Directors.”

Name	Age	Position
Eric Lipar	48	Chief Executive Officer and Chairman of the Board
Michael Snider	47	President and Chief Operating Officer
Charles Merdian	49	Chief Financial Officer and Treasurer
Jack Lipar	50	Executive Vice President of Acquisitions
Rachel Eaton	37	Chief Marketing Officer
Scott Garber	47	General Counsel and Corporate Secretary
Michael Snider.     Mr. Snider has served as our President since 2009 and our Chief Operating Officer since July 2013. He oversees all aspects of our sales, construction, and product development. Prior to serving as our President, Mr. Snider was Executive Vice President of Homebuilding (2005-2009) and in the role of Homebuilding Manager (2004). Before joining the Company in 2004, Mr. Snider was a Project Manager for Tadian Homes, a homebuilder based in Troy, Michigan.
Charles Merdian.    Mr. Merdian serves as our Chief Financial Officer and Treasurer. He was elected Secretary and Treasurer in 2013. Prior to becoming our Chief Financial Officer in 2010, Mr. Merdian was our Controller from 2004 through 2010. Prior to joining us in 2004, Mr. Merdian served as Accounting and Finance Manager for The Woodlands Operating Company where he specialized in accounting and financial analysis of real estate ventures, focusing primarily on residential and commercial developments. Prior to The Woodlands Operating Company, Mr. Merdian served as an accounting manager working at the Williamson-Dickie Manufacturing Co. and as a senior auditor for Coopers & Lybrand, LLP. Mr. Merdian has worked in residential real estate and homebuilding finance since 1998. Mr. Merdian is a Certified Public Accountant and is a member of the Texas Society of Certified Public Accountants.
Jack Lipar.    Mr. Lipar has served as our Executive Vice President of Acquisitions since March 2013. He previously served as Vice President of Acquisitions from December 2010 through February 2013, and Acquisitions Manager from 2006 to December 2010. Mr. Lipar oversees land acquisitions and development for the Company. Prior to joining us, Mr. Lipar worked at HP Pelzer, an auto parts manufacturing company based in Germany, as the Vice President of Purchasing and Director of Operations. Mr. Lipar was also the General Manager and a member of the Board of Directors of Alliance Interiors, an affiliate of HP Pelzer. Prior to HP Pelzer, Mr. Lipar was a worldwide Purchasing Manager for Cooper Standard, one of the world’s leading manufacturers of automotive parts.
Rachel Eaton.     Ms. Eaton serves as our Chief Marketing Officer and is responsible for the overall growth and direction of all marketing initiatives, brand image, and social media. Ms. Eaton is also responsible for technology, recruiting and administrative field operations for the Company. Prior to becoming our Chief Marketing Officer in June 2013, Ms. Eaton served as our Vice President of Marketing and Administration from May 2012 through May 2013, Director of Marketing & Special Events from 2007 to May 2012 and various other roles assisting with the company’s growth and success since joining the Company in 2003. In addition to her roles and responsibilities at the Company, Ms. Eaton is also a member of the Zillow Group Builder Advisory Board.
Scott Garber.     Mr. Garber has served as our General Counsel and Corporate Secretary since April 2018. His responsibilities include all company legal matters, as well as corporate governance and risk management.  Prior to joining the Company, Mr. Garber served as Assistant General Counsel at Chevron Phillips Chemical Company (CPChem), where he was responsible for major company transactions (both domestic and international) and corporate governance of its Qatar-based joint ventures, and managed commercial legal matters for various company product lines and divisions. Prior to joining CPChem, Mr. Garber served as Associate General Counsel for United Airlines (formerly Continental Airlines), then the world’s largest airline, where he was responsible for the company’s litigation, antitrust and intellectual property matters. Mr. Garber previously worked at Howrey Simon Arnold &

White, a major international law firm, where he specialized in all aspects of intellectual property law. Mr. Garber is a member of the State Bar of Texas and is admitted to practice before the U.S. Patent & Trademark Office.  Mr. Garber is also a member of the Board of Directors of Archway, a captive insurance company.

COMPENSATION DISCUSSION AND ANALYSIS
In this Compensation Discussion and Analysis (“CD&A”), we provide an overview of our executive compensation program and describe the material components of our executive compensation program for our 2018 NEOs, whose compensation is set forth in the 2018 Summary Executive Compensation Table and other compensation tables contained in this Proxy Statement. Our 2018 NEOs were:

•	Eric Lipar, Chief Executive Officer and Chairman of the Board

•	Michael Snider, President and Chief Operating Officer

•	Charles Merdian, Chief Financial Officer and Treasurer

•	Jack Lipar, Executive Vice President of Acquisitions

•	Rachel Eaton, Chief Marketing Officer
EXECUTIVE SUMMARY
Due to our culture, customer-centric sales and marketing system, and our systems and processes, we are one of America’s fasting growing home builders and land developers. We provide move-in-ready homes to primarily entry-level homebuyers and have expanded our footprint from 25 active communities in four states as of our initial public offering in November 2013 to 88 active communities in 16 states as of December 31, 2018. Our long-term success depends on our ability to attract, engage, incentivize and retain highly talented individuals who are committed to our system-based strategy.
Our executive compensation program links the pay of each NEO to his or her performance and advancement of LGI’s overall annual and long-term performance and business strategies.
Other objectives of our executive compensation program include aligning the interests of our NEOs with those of our stockholders and encouraging high-performing NEOs to remain with LGI over the course of their careers. We believe that LGI’s executive compensation program is effectively attracting executive talent, as well as rewarding performance and promoting retention. We also believe that the amount of compensation paid to each NEO reflects the depth of their experience, quality of their performance and level of service to LGI and our stockholders.
2018 Business Highlights
As discussed further in our 2018 Annual Report, we continued to execute on our business model during 2018, resulting in record breaking home closings, significant growth in revenues, growth in our existing markets, geographically diversifying our revenue base, adding additional price points and wholesale closings in certain markets, and executing on our land acquisition and development strategy.
We continued to achieve strong operating results generating more than 13% pre-tax income as a percentage of revenues in 2018. Revenues increased due to an increase in homes closed and a 7.3% increase in average home sales price. We also maintained our near industry leading gross margins while expanding geographically. These results also reflect our wholesale business during 2018 generating just under 500 home closings for the year. Although the gross margin for our wholesale closings are slightly lower than our retail sales, operating margins are similar to our retail sales.
At year-end, we had approximately 22.7 million shares of our common stock outstanding and $664 million of borrowings outstanding under our revolving credit facility, our 6.875% Senior Notes due 2026 and our 4.25% Convertible Notes due 2019. Additionally, during 2018, we initiated a $50 million share repurchase program, purchasing 39,000 shares of our common stock at an average price of $38.58 per share for a total of $1.5 million.
We achieved the following results in 2018, as compared to 2017:

•	Home sales revenues increased 19.6% to $1.5 billion from $1.3 billion.

•	Homes closed increased 11.4% to 6,512 homes from 5,845 homes.

•	Average sales price of our homes increased $15,800 to $231,020 from $215,220.

•	Gross margin as a percentage of home sales revenues decreased to 25.3% from 25.5%.

•	Adjusted gross margin (non-GAAP)(1) as a percentage of home sales revenues increased to 27.0% from 26.9%.

•	Net income before income taxes increased 16.2% to $199.1 million from $171.4 million.

•	Net income increased 37.1% to $155.3 million from $113.3 million.

•	EBITDA (non-GAAP)(1) as a percentage of home sales revenues decreased to 14.9% from 15.1%.

•	Adjusted EBITDA (non-GAAP)(1) as a percentage of home sales revenues increased to 15.1% from 15.0%.

•	Active communities at the end of 2018 increased to 88 from 78.
___________________________

The table below presents our results for each of the three years ended December 31, 2018, 2017 and 2016.

	As of and for the Year Ended December 31, 2018
Key Results	2018	2017	2016
(dollars in thousands, except per share data)
Homes Closed	6.512	5.845	4.163
Revenues	$1,504,400	$1,257,960	$838,320
Gross Margin as a % of Revenues	25.3%	25.5%	26.4%
Adjusted Gross Margin as a % of Revenues (1)	27.0%	26.9%	27.8%
Pre-Tax Income	$199,098	$171,402	$113,672
Pre-Tax Income as % of Revenues	13.2%	13.6%	13.6%
SG&A Expense as % of Revenues	12.0%	12.0%	13.1%
Stockholders’ Equity	$655,943	$489,846	$355,201
Basic earnings per share (2)	$6.89	$5.24	$3.61
Diluted earnings per share (2)	$6.24	$4.73	$3.41
Common Stock Price	$45.22	$75.03	$28.73

(1)
Adjusted gross margin, EBITDA and Adjusted EBITDA are non-GAAP financial measures used by management as supplemental measures in evaluating operating performance. Please see “Non-GAAP Measures - Adjusted Gross Margin” and “Non-GAAP Measures - EBITDA and Adjusted EBITDA” included as ANNEX A to this Proxy Statement for a reconciliation of (a) adjusted gross margin to gross margin and (b) EBITDA and adjusted EBITDA to net income, which are the GAAP financial measures that our management believes to be most directly comparable.

(2)	See Note 10 “Equity” to our consolidated financial statements included in our 2018 Annual Report for calculation of earnings per share.

Consistent Market Leading Results

           Our industry leading performance during 2018 reflects our continued strong operating momentum since our initial public offering in November 2013. The charts demonstrate the significant growth and strong results generated by the Company during the period of 2014 to 2018, reflecting a consistent increase in the annual number of homes closed over the past five years.

To support our continued growth, we have diversified our lot position while maintaining our underwriting standards. We continually evaluate our lot position to ensure we can replace closed communities, expand our market share in current markets and support our geographic and price point expansion initiatives to sustain our growth.

OUR EXECUTIVE COMPENSATION PRACTICES
Below we have highlighted certain executive compensation practices applicable to our NEOs that have been implemented to drive performance, and certain practices we have not implemented because we do not believe that they would serve our stockholders’ long-term interests.

What We Do
Pay for Performance - We align annual and long-term incentive opportunities with our annual operating plan, three-year strategic plan, and stockholder interests.

Mitigate Undue Risk - We utilize a mix of elements with multiple performance targets, cap potential payments, provide for statutory clawbacks, generally provide a three-year vesting period for restricted stock awards, and conduct an annual compensation risk assessment analysis each year to validate our belief that our compensation programs will not have a material adverse effect on the Company.

Align Total Compensation with Our Peers - We position the target total direct compensation levels for our NEOs within the range of the median for our peers, using a combination of lower base salaries and an emphasis on pay for performance.

Evaluate Total Compensation - We utilize tally sheets to evaluate our NEOs total compensation program, including short-term incentives and long-term compensation opportunity and to evaluate alignment with our NEO retention objectives.

Independent Compensation Consulting Firm - The Compensation Committee retains an independent compensation consulting firm to provide advisory services.

Reasonable Change in Control Provisions for Equity Awards - We believe we have reasonable change in control provisions that generally apply to directors and executive officers in the same manner as the applicable broader employee population and we do not provide for separate cash severance payments (other than for the CEO) if an executive is terminated following a change in control.

Stock Ownership Guidelines - We have adopted stock ownership guidelines for our directors and executive officers.
Modest Perquisites - Perquisites are modest and limited to those that have sound benefit to the Company’s business and generally offered to all salaried employees.

Regular review of Share Utilization - We evaluate share utilization by reviewing overhang levels (dilutive impact of equity compensation on our stockholders) and annual run rates (the aggregate shares awarded as a percentage of total shares outstanding).

What We Don’t Do

No Hedging. Our Insider Trading Policy prohibits directors and employees from using strategies or products (such as derivative securities or short-selling techniques) to hedge against the potential decrease of our common stock.

No employment contracts or guaranteed severance for NEOs other than our CEO
No tax gross-ups
No share recycling, stock option reloading or evergreen provisions in our equity plan
No repricing of underwater stock options
No loans
No pension plan

How Pay is Tied to Performance
Our executive compensation program directly links the majority of executive compensation opportunity to our financial performance through annual and long-term incentives. The Target Compensation Mix charts below describe each of the compensation elements for the CEO and other NEOs for 2018 as a percentage of total target direct compensation.
Target Compensation Mix
The elements of the NEO compensation program have remained relatively consistent year to year, with target compensation allocated between fixed and variable, cash and non-cash and short-term or long-term components. The Target Compensation Mix charts above include 2018 base salary and award opportunities related to annual and long-term incentive compensation, granted in or with respect to fiscal 2018 and valued at target levels, and do not include any amounts paid with respect to prior years’ incentive award grants.
The value of our RSUs and PSUs is directly linked to LGI’s stock performance; the settlement value of the PSUs is dependent on our basic earnings per share (“EPS”) for the three-year performance period as discussed under - “2018 LTI Program”. Including the annual incentive cash bonus which is dependent on our home closings and financial performance for 2018, these three performance-linked components constitute approximately 78% and 63%, respectively, of the total target direct compensation of our CEO and four other NEOs (on average).

Philosophy of Our Executive Compensation Program
Our executive compensation program directly links a substantial portion of annual executive compensation to our performance. These plans are designed to deliver highly competitive compensation for superior company performance. Likewise, when company performance falls short of expectations, these variable incentive programs deliver lower levels of compensation. However, the Committee endeavors to balance pay for performance objectives with retention considerations so that, even during a temporary downturn in the economy and the homebuilding industry, the program continues to ensure that qualified, successful, performance-driven employees stay committed to increasing our long-term value. Furthermore, to attract and retain highly skilled management, our executive compensation program must remain competitive with those of comparable employers who compete with us for talent.

Core Principles
We use the following key principles as the framework for our executive compensation philosophy to attract, develop and retain business leaders to drive financial and strategic growth and build long-term stockholder value:

•
Pay for Performance: Provide base salaries that reflect each NEO’s background, experience, and performance, combined with variable incentive compensation that rewards executives when superior performance is achieved, while subpar performance results in compensation below that of peer companies;

•	Competitiveness and Retention: Provide competitive pay opportunities that attract and retain the highest quality professionals and rewards loyalty;

•	Accountability for Short- and Long-term Performance: Strike an appropriate balance between achieving both short-term and long-term business objectives through compensations awards; and

•	Alignment of Stockholders’ Interests: Link the interests of our executive officers with those of our stockholders through significant equity-based compensation.
Components and Objectives of Our Compensation Program
The Compensation Committee of the Board has built our executive compensation program upon a framework that includes the components and objectives listed below. The Compensation Committee routinely reviews each component of the executive compensation program to see how it affects target total pay levels and considers pay ranges for similar executive positions among companies in our peer group.

	Component	Objective of Element	Description
Annual Cash Compensation	Base Salary	To provide an appropriate base salary mitigating inappropriate risk-taking by providing a fixed and certain level of income, paid bi-weekly.
Base salaries are set at market competitive levels, subject to adjustment for a number of other factors such as merit increases, unique job responsibilities, experience, individual contributions and number of years in the position.

Annual Cash Bonus - Short-term Incentive (“STI”) Compensation
To incentivize and reward performance on key metrics that support the Company’s annual operating plan.

Promote Pay for Performance in a competitive way.

Generally targeted at or above the median annual incentive ranges among companies in our peer group based upon achieving specified performance goals.

Designed to offer opportunities for cash compensation directly tied to Company performance relative to established performance targets that the Compensation Committee ultimately believes create stockholder value. Annual cash bonus payouts may range from 0% to 200% of the target bonus, based on performance relative to the designated targets. (See “What We Paid and Why - Compensation for NEOs” below.) We pay the annual cash bonus during the first quarter for performance during the prior fiscal year.

	Component	Objective of Element	Description
Long-term Incentive (“LTI”) Compensation	Performance-based Restricted Stock Units (PSUs)	To strengthen alignment with stockholders’ interests, 80% of the LTI is performance-based.
The compensation opportunity under the PSUs has a performance period of three years based on the Company’s cumulative basic earnings per share (“Basic EPS”) over that period compared to the pre-established targets. The PSU payout may range from 0% to 200% of the target amount based on actual results as compared to the target and absolute total stockholder return over the performance period. (See “2018 LTI Program” below for a description of the PSU program.)

	Restricted Stock Units (RSUs)	To encourage retention of the management team. Focus executives on multi-year activities that increase stockholder value.
This component was first added in 2016 to provide an additional fixed level of long-term compensation to balance out the incentive-based compensation. The RSUs vest on the third anniversary of the grant date.

Retirement and other Perquisites		To provide competitive benefits to protect the employees and their covered dependents’ health and welfare, to facilitate strong performance on the job, and enhance productivity.
Executive officers, including NEOs, are eligible to participate in the same benefit programs that are offered to other salaried employees, including the 401k Plan match, participating in the ESPP, auto allowances for positions requiring frequent travel, short-term and long-term disability coverage, and participation in health and welfare plans. Other limited perquisites are provided to the NEOs; see the Summary Executive Compensation Table below.

How Executive Pay is Established
The Compensation Committee, in consultation with management and the Committee’s independent compensation consultant, endeavors to align our executive compensation program with our pay for performance philosophy to enhance stockholder value. Since the Company’s initial public offering in November 2013, the Compensation Committee has engaged Meridian Compensation Partners LLC(1) (“Meridian”) as its independent compensation consultant. In developing our pay for performance policies, Meridian assists the Committee with benchmarking elements of executive pay against a comparison peer group, as discussed below.
(1) The Committee evaluated the independence of Meridian and concluded that Meridian did not provide other compensation services to the Company during 2017 and was qualified to serve as an independent consultant to the Committee.
Compensation Committee Oversight
The Compensation Committee, which is comprised entirely of independent directors, is responsible for overseeing our executive compensation program. The Compensation Committee determines and approves all compensation and payment levels for the CEO and our other senior officers, including the other NEOs and the presidents of our homebuilding divisions.
The Compensation Committee performs an annual review of the CEO’s goals and his performance in achieving such goals in each fiscal year and keeps the Board apprised of such evaluations. Our CEO reviews the performance of our other senior officers, including the NEOs (other than himself), and makes recommendations to the Compensation Committee regarding the compensation for those executive officers.
The Compensation Committee, with input from Meridian, determines each element of compensation for the CEO. The Compensation Committee also determines each element of compensation for the other NEOs based on consideration of each individual’s leadership qualities, operational performance, business responsibilities, tenure with the Company, current compensation arrangements and long-term potential to enhance stockholder value as well as input from Meridian and the CEO. The Compensation Committee is under no obligation to follow these recommendations. Executive officers and others may participate in discussions with the Compensation Committee when invited to do so.
The Compensation Committee also approves all grants of PSUs, RSUs, cash and other awards under our stockholder approved 2013 Incentive Plan. Further information regarding the Committee’s responsibilities is in the Compensation Committee’s Charter, available under the “Investor Relations” and “Corporate Governance” links on the Company’s website at www.lgihomes.com.
Use of Peer Group and Survey Data
The Compensation Committee utilized Meridian to identify the appropriate compensation benchmarking peer groups, to perform an annual benchmarking of our executive compensation and to assess the competitiveness of our executive compensation program.
Meridian provided market data on two peer groups: (i) a survey of general industry companies of comparable revenue size and (ii) a peer group of publicly-traded homebuilders (see below for a list). The survey of general industry companies reflected approximately 90 companies with revenues between $400 million and $1.8 billion (median revenues of $1 billion) compiled by Equilar, Inc. The homebuilder peer group consisted of 13 companies with revenues between $400 million and $7.8 billion (median revenues of $1.9 billion). The homebuilder peer group consisted of the same companies (taking into account the merger of The Ryland Group and Standard Pacific Corporation in 2015 to form CalAtlantic Group, Inc., and the acquisition of WCI Communities, LLC by Lennar Corporation in 2017) used in the prior year’s homebuilder peer group. Peer group compensation data was limited to information that is publicly reported and was used to benchmark the major components of compensation for our NEOs, including base pay, target annual bonus opportunity and long-term incentives.
Although the majority of the homebuilder peer group was larger than us, the Compensation Committee considered the Company’s relative size, including revenues, total assets, market capitalization, enterprise value, EBITDA, return on equity, return on assets and total shareholder return (“TSR”) when reviewing the executive compensation market data. Additional factors contemplated by the Compensation Committee included the Company’s 2017 performance, its overall business strategy and business model, its expected growth trajectory and constraints, and the then-current economic environment. As one of the fastest growing homebuilders in the nation based on home closing growth, the Company was at the low end of the peer group for most measures of size, however, we were near or above the median for market capitalization and EBITDA and above the 75th percentile for all performance measures.

Homebuilder Peer Group
Beazer Homes USA, Inc.	KB Home	Taylor Morrison Home
CalAtlantic Group, Inc.	MDC Holdings, Inc.	Tri Pointe Group, Inc.
Century Communities, Inc.	Meritage Homes Corporation	William Lyon Homes
Green Brick Partners, Inc.	M/I Homes, Inc.
Hovnanian Enterprises, Inc.	New Home Company, Inc.
As a result of its review of the market data and other factors, the Compensation Committee approved increases to each of our NEO’s target compensation levels to bring them closer to the 50th percentile of the general industry market data and closer to the 25th percentile of the homebuilder peer group, considering our relative size. In addition, the Compensation Committee determined that each NEO’s then current target compensation provided the executive with an appropriate compensation opportunity, and given the high growth focus of the Company, placed more emphasis on incentive compensation versus base salary. The Compensation Committee later determined, based on the Company’s fiscal 2018 performance, that each NEO’s total fiscal 2018 compensation was appropriate in light of overall Company performance, the NEO’s personal performance, and industry leading TSR for 2018.
Other than the services described above and the valuation of the PSUs discussed below at “What We Paid and Why - Compensation for NEOs - Target Compensation Mix - 2018”, “2018 LTI Program”, and “PSUs”, which was approved by the Compensation Committee, Meridian did not provide any other services to the Company.
WHAT WE PAID AND WHY - COMPENSATION FOR NEOs
Target Compensation Mix - 2018
The mix of fixed and incentive compensation elements at target for the CEO and the other NEOs for 2018 is shown in the charts below.
2018 Total Target Compensation by Element

Name	Base Salary	STI	LTI- PSUs (1)	LTI- RSUs(1)	Total
Eric Lipar	$825,000	$990,000	$1,551,000	$387,800	$3,753,800
Michael Snider	$550,000	$550,000	$770,000	$192,500	$2,062,500
Charles Merdian	$430,000	$322,500	$447,200	$111,800	$1,311,500
Jack Lipar	$300,000	$150,000	$180,000	$45,000	$675,000
Rachel Eaton	$300,000	$150,000	$180,000	$45,000	$675,000
(1) Amounts differ from the amounts discussed below at “2018 Grants of Plan-Based Awards” due to rounding.
Base Salary
We pay base salaries to attract and retain talented executives and to provide a fixed base of cash compensation. The table below shows the annual salary of each NEO:

Named Executive Officer	2018 Base Salary	2017 Base Salary	Percentage Increase
E. Lipar	$825,000	$770,000	7%
M. Snider	$550,000	$500,000	10%
C. Merdian	$430,000	$410,000	5%
J. Lipar	$300,000	$280,000	7%
R. Eaton	$300,000	$280,000	7%
For fiscal 2018 base salary determinations, the Compensation Committee reviewed each NEO’s job responsibilities, management experience, individual contributions, tenure and then-current salary, as well as the executive compensation benchmarking data prepared by Meridian. Base salaries for all of our NEOs were below the 50th percentile for the general industry peer group and were adjusted to at least meet this level given that the Compensation Committee’s executive compensation philosophy is to supplement lower base pay with higher incentive pay. Fiscal 2018 base salaries were at or below the 25th percentile of the homebuilder peer group of companies.

Annual Cash Bonus - Short-term Incentive Compensation
STI compensation is designed to offer opportunities for cash compensation directly tied to our performance relative to established performance targets that the Compensation Committee ultimately believes create stockholder value. The Compensation Committee approved the 2018 incentive award opportunities described below for the eligible NEOs pursuant to the Annual Bonus Plan, a sub-plan of the 2013 Incentive Plan.
Under the 2018 Annual Bonus Plan, each NEO had an annual incentive opportunity based on the following percentages of base salary: 120% for Mr. E. Lipar, 100% for Mr. Snider, 75% for Mr. Merdian, 50% for Mr. J. Lipar and 50% for Ms. Eaton. The total Annual Bonus payment to be earned by each participating NEO was based (i) 75% on the pretax income during 2018 as compared to target and (ii) 25% on the number of home closing during 2018 as compared to the target. The payouts could range from 0% - 200% of the target annual bonus amount depending on the results achieved as compared to the threshold, target, and maximum for each measure, calculated and awarded independently, such that one portion of the award may be earned even if the threshold level of performance for the other measure is not achieved. The performance targets and payout terms applied to each NEO based on the Compensation Committee’s determination that each is integral to the overall success of the Company.
Pre-tax income and home closings performance measures and weightings have been used consistently for the Annual Bonus Plan since 2014. In order to set a meaningful target, threshold, and maximum for each performance measure, the Compensation Committee analyzed and considered the Company’s growth projections, expected absorption pace by market, lot development schedule, the Company’s performance relative to its peer group and the current economic climate. Pre-tax income and home closings have been published by the Company since 2014 as key measures of our performance. The Compensation Committee believes that they are an appropriate and balanced method for evaluating the success of management and the Company.
In measuring the Company’s performance with respect to these financial metrics under the 2018 Annual Bonus Plan, the Compensation Committee, had in its sole discretion, the authority to make equitable adjustments in recognition of unusual or non-recurring events affecting the Company or its financial statements. No such adjustments were made for 2018.
The threshold, target and maximum performance goals, the weighting for the performance metrics, and the payout rate for the 2018 annual bonus, as well as actual fiscal 2019 performance, are as follows (dollars in thousands):

2018 Performance Metric (weighting)	Threshold	Target	Maximum	Fiscal 2018 Actual
Pre-tax income (75%)	$157,860	$183,489	$227,479	$199,098
Homes closed (25%)	5,500	6,000	7,000	6,512
Annual bonus payout rate	50%	100%	200%	139%
For 2018, both the pre-tax income and home closings exceeded targets, resulting in an annual bonus amount earned by Messrs. E. Lipar, Snider, Merdian, and J. Lipar, and Ms. Eaton at 139% of the pre-established target bonus amounts. The 2018 payout reflects the Company’s continued expansion into new markets, our strong absorption pace for home closings, the launch of the Company’s wholesale business, consistent gross margins, strong pre-tax net income as a percentage of revenues and an overall positive business climate.
2018 LTI Program
The long-term incentives granted by the Compensation Committee for 2018 were designed to provide our NEOs longer-term incentive opportunities that are competitive with our general industry and homebuilder peer groups and reflect our overall executive compensation philosophy of aligning pay with performance. The 2018 LTI provided for 80% of the target value to be awarded in performance share units (PSUs) and 20% of the target value to be awarded in time-based RSUs with a three year cliff vest. The target 2018 LTI dollar value was set by the Compensation Committee at 2.35x base salary for Mr. E. Lipar, 1.75x base salary for Mr. Snider, 1.30x base salary for Mr. Merdian, and 0.75x base salary for Mr. J. Lipar and Ms. Eaton. The RSUs and PSUs were valued at $64.60 (the closing stock price of our common stock on the March 15, 2018 grant date).
The 2018 LTI RSU and PSU grants to our NEOs were approved by the Compensation Committee under our stockholder approved 2013 Incentive Plan. The RSU grant agreements provide for three-year cliff vesting. The

2018 PSU award agreements provide for cliff vesting at the conclusion of the three-year performance period if threshold performance levels are achieved.
PSUs
The 2018 PSU awards provide the opportunity for participants to receive shares of our common stock based on the attainment of pre-established financial performance targets based on our cumulative Basic EPS amount over the three-year performance period 2018-2020. Each PSU granted to participants represents the right to receive one share of our common stock, but the ultimate number of shares of our common stock to be earned with respect to a participant’s PSUs will be determined at the end of the performance period depending on actual results as compared to the target performance metrics. Payouts could range from 0% to 200% of the target number of PSUs offered to the participant, depending on the cumulative Basic EPS as compared to target Basic EPS for the performance period.
The terms of the PSUs provide that the payouts will be capped at 100% of the target number of PSUs granted if absolute TSR is negative during the performance period, regardless of Basic EPS performance. The PSUs vest upon the determination date (March 2021) for the actual results at the end of the three-year period and require that the recipients continue to be employed by the Company through the determination date. The PSUs can only be settled in shares of our common stock.
PSUs, which are contingent on the successful completion of both performance-based and time-based requirements before any payout occurs, further strengthen the link between individual pay opportunities and our performance and enhance our efforts to retain key executives.
RSUs
This additional compensation component was added in 2016 to provide an additional fixed level of long-term compensation to balance out the incentive-based compensation. It is designed to encourage retention of the management team. The RSUs cliff vest on the third anniversary of the grant date and can only be settled in shares of our common stock.
The Compensation Committee believes that the long-term equity mix, including PSUs and time based RSUs, helps to ensure that long-term strategic initiatives are not compromised by having executives focus solely on short-term results through the annual incentive award. Such awards also help focus executives on strategies that increase long-term stockholder value. Under the terms of the Annual Bonus Plan and the 2013 Incentive Plan, the Compensation Committee has unilateral discretion to eliminate or reduce any award that would otherwise be payable to a participant.
The 2018 incentive compensation program has similar underlying performance metrics as the programs in prior years and the Compensation Committee has determined that continuing a similar mix of PSUs and RSUs for the 2018 LTI Grant was appropriate. Existing executive equity ownership levels are not generally a factor in the Committee’s granting of PSUs and RSUs.
As of December 31, 2018, management’s estimate of the payout for the 2018 PSUs at the end of the three-year performance cycle based on projected performance compared to the target performance metrics will be at the target amount.

Benefits
Our NEOs are generally eligible to participate in our regular employee benefit programs, which include a tax-qualified defined contribution plan (the “401k Plan”), an employee stock purchase plan, group life insurance, long-term disability coverage, other group welfare benefit plans, and to receive an auto allowance, if applicable. We believe many of these benefits are required to remain competitive with our competitors for executive talent.
We also provide our CEO with reimbursement of club membership dues. Senior executives, including the NEOs, are encouraged to occasionally have their spouses accompany them at business functions in connection with certain business meetings and other corporate-sponsored events, and the Company pays all expenses associated with their spouses’ travel to and attendance at these business-related functions
All employees, including our NEOs, are also entitled to receive a discount on the purchase of an LGI home for their personal residence. We believe this program allows our employees to experience the benefit of home ownership while building loyalty and belief in our Company and our products with little impact on our pre-tax income.
Severance and Change in Control Benefits
Mr. Eric Lipar, our Chief Executive Officer and Chairman of the Board, has an employment agreement (the “Lipar Employment Agreement”) with the Company. The Lipar Employment Agreement provides for a three-year automatically extending term, which expires on November 13, 2021, a base salary of at least $840,588 plus a discretionary incentive bonus, and includes provisions that govern confidentiality, non-competition, and non-solicitation.
The Lipar Employment Agreement provides that, if the Board terminates Mr. Lipar’s employment for Cause (as defined below), if he resigns without Good Reason (as defined below), or in the event of his death, disability or expiration of the term, he will be entitled to receive (i) any unpaid Base Salary accrued through the date of termination, (ii) a lump sum payment for any accrued but unused vacation pay, (iii) a lump sum payment for any previously unreimbursed business expenses incurred by him on behalf of the Company during the term of his employment, and (iv) any earned but unpaid annual bonus with respect to any completed fiscal year immediately preceding the termination date. If Mr. Lipar’s employment is terminated by the Company for Cause, then any such accrued by unpaid annual bonus shall be forfeited. The Lipar Employment Agreement also provides that, if the Board terminates the Mr. Lipar’s employment for any reason other than for Cause or if he resigns for Good Reason he will be entitled to receive a payment equal to two times his then current annual base salary, along with various other accrued benefits. If, within one year after a Change in Control or within six months prior to a Change in Control, Mr. Lipar’s employment is terminated by him for Good Reason or by the Company other than for Cause, he will be entitled to receive severance benefits consisting of: (i) a payment equal to two times his then current annual base salary; (ii) a payment equal to two times the amount of his target bonus as in effect for the twelve-month period immediately prior to such termination; and (iii) $32,500 to enable him to fund health coverage continuation benefits, along with various other accrued benefits. Such severance payments will be paid within forty-five days following his separation from service. All such severance payments are subject to Mr. Lipar’s execution of a waiver and release agreement.
The Lipar Employment Agreement defines “Cause” as, following written notice to him and his failure to cure such occurrence(s): (i) any act or omission that constitutes a material breach by him under the Agreement, (ii) conviction or plea which could reflect negatively on the Company, (iii) Mr. Lipar’s misconduct that is injurious to the Company, (iv) Mr. Lipar’s material breach of a written policy of the Company or the rules of any governmental or regulatory body applicable to the Company, (v) Mr. Lipar’s refusal to follow the directions of the Board or (vi) any other willful misconduct by Mr. Lipar which is materially injurious to the financial condition or business reputation of the Company.
“Good Reason” is defined in the Lipar Employment Agreement to include: (i) a material diminution in Mr. Lipar’s base salary or a failure by the Company to pay material compensation due and payable, (ii) a material diminution in the nature or scope of Mr. Lipar’s authority, duties, responsibilities or title, (iii) requiring Mr. Lipar to be based at any office more than 50 miles from his current office location or (iv) a material breach by the Company of the employment agreement, which includes the failure of any successor entity to the Company to expressly assume the Lipar Employment Agreement.
Under the Lipar Employment Agreement and the 2013 Incentive Plan, a “Change in Control” is deemed to occur if: (i) any person becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of securities of the Company representing 50% or more of the total voting power of the Company, (ii) a change in the composition of the Board occurring within a one-year period as a result of which fewer than a majority of the directors are Incumbent Directors (as defined in the 2013 Incentive Plan); provided, that any individual whose election or nomination for election by the stockholders was approved by a majority of the then Incumbent Directors shall be considered an Incumbent Director, with certain exceptions; or (iii) any merger, consolidation or recapitalization of the Company or any sale of substantially all of its assets where the stockholders of the Company prior to the transaction do not, immediately thereafter, own at least 50% of both the equity and voting power of the surviving entity.
Additionally, Mr. Lipar is entitled to participate in such other employee benefit plans of the Company that may be in effect and available to Company executives of a similar status from time to time.
Since we currently have no separate severance or similar agreements with NEOs or employees other than Mr. Lipar, we have included change of control provisions in the 2013 Incentive Plan and the PSU and RSU grant agreements under the 2013 Incentive Plan that provide for immediate vesting in the event of a change of control; the PSUs will payout at target. See “Executive Compensation - Quantification of Termination/Change in Control Payments” for a detailed explanation of potential benefits. The Compensation Committee believes that these provisions will preserve executive morale and productivity and encourage retention in the face of an actual or rumored change in control.
Section 162(m)
Section 162(m) of the Code limits the amount of compensation that may be deducted per covered employee to $1 million per taxable year. Following the enactment of the Tax Cuts and Jobs Act, beginning with the 2018 calendar year, this $1 million annual deduction limitation applies to compensation paid to any individual who serves as the chief executive officer, chief financial officer or one of the other three most highly compensated executive officers for 2017 or any subsequent calendar year, and there is no longer any exception to this limitation for qualified performance-based compensation (as was the case for periods prior to 2018). Thus, it is expected that any compensation deductions for any covered employee will be subject to a $1 million annual deduction limitation (other than for certain compensation that satisfies the requirements for grandfathering under the new law). The Committee considers the applicability of Section 162(m) in designing our compensation programs but also considers numerous factors that may in some cases lead to the payment of compensation that is not deductible as result of the application of Section 162(m).
Stock Ownership Guidelines
Ownership of our common stock by our directors and executive officers is very important to align their interests with those of our stockholders. The Board has adopted guidelines requiring that our executive officers acquire and continuously hold a specified minimum level of our common stock. For our executive officers, we express these requirements as a multiple of annual base salary. The minimum stock ownership requirements by level are as follows:

Stock Ownership Guidelines
Chief Executive Officer	5X Base Salary
Chief Operating Officer and Chief Financial Officer	3X Base Salary
Other Executive Officers	1X Base Salary
Upon the appointment or election of a new executive officer, that person will be expected to reach full compliance with these requirements by the date that is five years after his or her appointment or election. Until the targeted ownership levels are attained, executive officers covered by this policy are required to retain at least 50% of the shares of our common stock acquired upon the vesting of share based awards. As of December 31, 2018, each executive officer was in compliance with the policy.
No Hedging of Company Stock
Our Insider Trading Policy prohibits employees, including NEOs, and directors from using strategies or products (such as derivative securities or short-selling techniques) to hedge against the potential decrease in the market value of our common stock. However, under our Insider Trading Policy, our directors, officers and employees can pledge shares of our common stock as collateral for a loan if the director, officer or employee obtains pre-clearance from the designated compliance officer.
Looking Ahead - 2019 Compensation
In January 2019, the Compensation Committee approved the NEO compensation for 2019. The base salaries and incentive compensation programs continue to be similar with the 2018 programs discussed above. The 2019 base salary and the incentive compensation by NEO is listed below:

Name	Base Salary	STI	LTI- PSUs	LTI- RSUs	Total
Eric Lipar	$825,000	$990,000	$1,650,000	$413,000	$3,878,000
Michael Snider	$600,000	$600,000	$840,000	$210,000	$2,250,000
Charles Merdian	$470,000	$353,000	$564,000	$141,000	$1,528,000
Jack Lipar	$325,000	$195,000	$195,000	$49,000	$764,000
Rachel Eaton	$325,000	$195,000	$195,000	$49,000	$764,000
Compensation Risk Assessment
The Compensation Committee oversees the Company’s executive compensation program and annually reviews the program against the Company’s strategic goals, industry practices and emerging trends in order to ensure alignment with stockholder interests. The Compensation Committee believes that our performance-based bonus and equity programs provide executives with incentives to create long-term stockholder value.
As part of this evaluation, the Compensation Committee considers whether the program components encourage or otherwise promote the taking of inappropriate or unacceptable risks that could threaten the Company’s long-term value. Based on this review, the Compensation Committee believe that many of the Company’s systems and processes are designed to effectively promote the creation of long-term value, discourage behavior that leads to excessive risk, and mitigate the material risks associated with executive and other compensation programs.
These practices with respect to 2018 included the following:

1.	Our executive compensation program is designed to include a mix of elements so that the compensation mix is not overly focused on either short-term or long-term incentives.

2.
Our executive annual incentive award program is based on financial metrics that are objective and drive long-term stockholder value (including pretax operating income performance and home closings). Moreover, the Compensation Committee attempts to set ranges for these measures that encourage success without encouraging excessive risk taking to achieve short-term results. The Compensation Committee has the absolute discretion to remove any and all participants from the annual incentive award program prior to the end of the year to which the annual incentive award relates and may reduce the amount of the annual incentive award payment, in its discretion, at any time prior to year-end.

3.	Our incentive compensation programs do not allow for unlimited payments, and annual incentive award caps limit the extent that employees could potentially profit by taking on excessive risk.

4.
Selection of two different types of long-term incentives (time-based RSUs and PSUs) for executives helps to minimize the risk that they will take actions that could cause harm to the Company and our stockholders. The value of the RSUs is primarily based on stock price appreciation, which is determined by how the market values our common stock, and the value of the PSUs is based on cumulative Basic EPS which is objective and drives long-term stockholder value.

5.
Longer performance periods encourage executives to attain sustained performance over several years, rather than performance in a single period. PSUs are based on a three-year performance period. Time-based RSUs have a three-year cliff vesting.

6.
The stock ownership guidelines described under “Stock Ownership Guidelines” above align the interests of our executive officers with the long-term interests of our stockholders and encourage our executives to execute our strategies for growth in a prudent manner.

Based on its most recent review, management and the Compensation Committee do not believe that the compensation policies and practices of the Company create risks that are reasonably likely to have a material adverse effect on the Company.
REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Bryan Sansbury (Chair)
Duncan Gage
The foregoing report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE COMPENSATION
Summary Executive Compensation Table
The following table provides information concerning compensation of our NEOs - our Chief Executive Officer, our Chief Financial Officer, and the three most highly compensated other executive officers of LGI as of December 31, 2018.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards	All Other Compensation			Total
Eric Lipar, CEO and Chairman of the Board	2018	$825,000	$1,380,185	$1,938,800	(2)	$45,940	(5)	$4,189,925
	2017	$770,000	$1,848,000	$1,276,500	(3)	$45,053	(6)	$3,939,553
	2016	$700,000	$1,561,280	$980,005	(4)	$37,090	(7)	$3,278,375
Michael Snider, President and Chief Operating Officer	2018	$550,000	$766,770	$962,500	(2)	$33,146	(8)	$2,312,416
	2017	$500,000	$1,000,000	$644,700	(3)	$33,794	(9)	$2,178,494
	2016	$430,000	$799,227	$537,516	(4)	$21,516	(10)	$1,788,259
Charles Merdian, Chief Financial Officer and Treasurer	2018	$430,000	$449,606	$559,000	(2)	$15,146	(11)	$1,453,752
	2017	$410,000	$615,000	$377,600	(3)	$15,777	(12)	$1,418,377
	2016	$375,000	$522,750	$281,266	(4)	$4,759	(13)	$1,183,775
Jack Lipar, * Executive Vice President of Acquisitions	2018	$300,000	$209,119	$225,000	(2)	$31,731	(14)	$765,850
	2017	$280,000	$280,000	$123,800	(3)	$29,352	(15)	$713,152
Rachel Eaton, * Chief Marketing Officer	2018	$300,000	$209,119	$225,000	(2)	$14,468	(16)	$748,587
	2017	$280,000	$280,000	$123,800	(3)	$15,778	(17)	$699,578
*Mr. Jack Lipar and Ms. Rachel Eaton were not NEOs in 2016.

(1)
The amounts shown constitute the annual cash bonus program at payouts further discussed under “Compensation Discussion and Analysis - What We Paid and Why - Compensation for NEOs - Target Compensation Mix - 2018”.

(2)
The amounts shown include the grant date fair value of the target number of PSUs of 24,010 ($1,551,046), 11,920 ($770,032), 6,923 ($447,226), 2,787 ($180,040), and 2,787 ($180,040) of awarded on March 15, 2018, to Messrs. E. Lipar, Snider, Merdian, and J. Lipar and Ms. Eaton, respectively, that provide for shares of our common stock to be issued based on the attainment of the performance metric of the Company over the three-year period, January 1, 2018 to December 31, 2020. The number of shares of our common stock that may be issued to the recipients for the PSUs range from 0% to 200% of the target amount depending on actual results as compared to the target performance metric. The terms of the PSUs provide that the payouts will be capped at 100% of the target number of PSUs granted if absolute total stockholder return is negative during the performance period, regardless of EPS performance; this market condition applies for amounts recorded above target. The amounts shown reflect the grant date fair value of each such PSU of $64.60 per share, determined in accordance with FASB ASC Topic 718. See Note 11 to our consolidated financial statements included in our 2018 Annual Report, regarding assumptions underlying valuations of equity awards for 2018. Details regarding equity awards that are still outstanding can be found in the “Outstanding Equity Awards at December 31, 2018” table below.

(3)
The amounts shown include the grant date fair value of the target number of PSUs of 43,806 ($930,001), 22,124 ($469,693), 12,959 ($275,120), 4,248 ($90,185), and 4,248 ($90,185) awarded on March 15, 2017, to Messrs. E. Lipar, Snider, Merdian, and J. Lipar and Ms. Eaton, respectively, that provide for shares of our common stock to be issued based on the attainment of the performance metric of the Company over the three-year period, January 1, 2017 to December 31, 2019. The number of shares of our common stock that may be issued to the recipients for the PSUs range from 0% to 200% of the target amount depending on actual results as compared to the target performance metric. The terms of the PSUs provide that the payouts will be capped at 100% of the target number of PSUs granted if absolute total stockholder return is negative during the performance period, regardless of EPS performance; this market condition applies for amounts recorded above target. The amounts shown reflect the grant date fair value of each such PSU of $21.23 per share, determined in accordance with FASB ASC Topic 718. See Note 9 to our consolidated financial statements included in our Annual Report on Form 10K for the year ended December 31, 2017, regarding assumptions underlying valuations of equity awards for 2017. Details regarding equity awards that are still outstanding can be found in the “Outstanding Equity Awards at December 31, 2018” table below.

(4)
The amounts shown include the grant date fair value of the target number of PSUs of 35,980 ($784,004), 19,734 ($430,004), and 10,326 ($225,004) awarded on February 1, 2016, to Messrs. Lipar, Snider and Merdian, respectively, that provide for shares of our common stock to be issued based on the attainment of the performance metric of the Company over the three-year period, January 1, 2016 to December 31, 2018. The terms of the PSUs provide that the payouts will be capped at 100% of the target number of PSUs granted if absolute total stockholder return is negative during the performance period, regardless of EPS performance; this market condition applies for amounts recorded above target. The number of shares of our common stock that may be issued to the recipients for the PSUs range from 0% to 200% of the target amount depending on actual results as compared to the target performance metric. The amounts shown reflect the grant date fair value of each such PSU of $21.79 per share, determined in accordance with FASB ASC Topic 718. See Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, regarding assumptions underlying valuations of equity awards for 2016. Details regarding equity awards that are still outstanding can be found in the “Outstanding Equity Awards at December 31, 2018” table below.

(5)
Includes: (i) Company matching contributions of $11,000 per year pursuant to the 401k Plan, (ii) a car allowance of $18,000, (iii) short- and long-term disability insurance premiums of $621, and (iv) club dues paid by us in the amount of $16,319.

(6)
Includes: (i) Company matching contributions of $10,800 per year pursuant to the 401k Plan, (ii) a car allowance of $18,000, (iii) short- and long-term disability insurance premiums of $552, and (iv) club dues paid by us in the amount of $15,701.

(7)
Includes: (i) Company matching contributions of $3,000 per year pursuant to the 401k Plan, (ii) a car allowance of $18,000, (iii) short- and long-term disability insurance premiums of $516, and (iv) club dues paid by us in the amount of $15,574.

(8)
Includes (i) Company matching contributions of $11,000 per year pursuant to the 401k Plan, (ii) a car allowance of $18,000, (iii) Employee Stock Purchase Program discount of $ 3,525 and (iv) short- and long-term disability insurance premiums of $621.

(9)
Includes (i) Company matching contributions of $10,800 per year pursuant to the 401k Plan, (ii) a car allowance of $18,000, (iii) Employee Stock Purchase Program discount of $ 4,442 and (iv) short- and long-term disability insurance premiums of $552.

(10)	Includes (i) Company matching contributions of $3,000 per year pursuant to the 401k Plan, (ii) a car allowance of $18,000, and (iii) short- and long-term disability insurance premiums of $516.

(11)
Includes (i) Company matching contributions of $11,000 per year pursuant to the 401k Plan, (ii) Employee Stock Purchase Program discount of $3,525, and (iii) short- and long-term disability insurance premiums of $621.

(12)
Includes (i) Company matching contributions of $10,800 per year pursuant to the 401k Plan, (ii) Employee Stock Purchase Program discount of $4,425, and (iii) short- and long-term disability insurance premiums of $552.

(13)
Includes (i) Company matching contributions of $3,000 per year pursuant to the 401k Plan, (ii) Employee Stock Purchase Program discount of $1,243, and (iii) short- and long-term disability insurance premiums of $516.

(14)
Includes (i) Company matching contributions of $11,000 per year pursuant to the 401k Plan, (ii) a car allowance of $18,000, (iii) Employee Stock Purchase Program discount of $2,110 and (iv) short- and long-term disability insurance premiums of $621.

(15)	Includes (i) Company matching contributions of $10,800 per year pursuant to the 401k Plan, (ii) a car allowance of $18,000, and (iii) short- and long-term disability insurance premiums of $552.

(16)
Includes (i) Company matching contributions of $11,000 per year pursuant to the 401k Plan, (ii) Employee Stock Purchase Program discount of $2,847, and (iii) short- and long-term disability insurance premiums of $621.

(17)
Includes (i) Company matching contributions of $10,800 per year pursuant to the 401k Plan, (ii) Employee Stock Purchase Program discount of $4,426, and (iii) short- and long-term disability insurance premiums of $552.

2018 Grants of Plan-Based Awards

			Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)(3)			All other stock awards: Number of shares of stock or units (#) (2)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards (3)(4)
	Grant Date	Type of Award	Threshold	Target	Maximum	Threshold	Target	Maximum
E. Lipar	3/15/2018	STI	$495,000	$990,000	$1,980,000
		PSU				12,005	24,010	48,020				$1,551,046
		RSU							6,003			$387,794
M. Snider	3/15/2018	STI	$275,000	$550,000	$1,100,000
		PSU				5,960	11,920	23,840				$770,032
		RSU							2,980			$192,508
C. Merdian	3/15/2018	STI	$161,250	$322,500	$645,000
		PSU				3,462	6,923	13,846				$447,226
		RSU							1,731			$111,823
J. Lipar	3/15/2018	STI	$75,000	$150,000	$300,000
		PSU				1,394	2,787	5,574				$180,040
		RSU							697			$45,026
R. Eaton	3/15/2018	STI	$75,000	$150,000	$300,000
		PSU				1,394	2,787	5,574				$180,040
		RSU							697			$45,026

(1)	Actual non-equity incentive plan payouts for 2018 are discussed under “Compensation Discussion and Analysis - What We Paid and Why - Compensation for NEOs - Target Compensation Mix - 2018”.

(2)	Equity awards granted in 2018 have a three-year cliff vest, subject in the case of PSU awards, to achievement of established performance metrics.

(3)
Restricted stock units have a fair value equal to the closing price of our stock on the date of grant in accordance with the requirements of ASC 718. The grant-date fair value amounts relating to the performance share awards represent the grant-date fair value assuming the attainment of the EPS performance metric over the applicable three-year period. The terms of the PSUs provide that the payouts will be capped at 100% of the target number of PSUs granted if absolute total stockholder return is negative during the performance period, regardless of EPS performance; this market condition applies for amounts recorded above target. The compensation expense associated with the grants of PSU is determined using the derived grant date fair value of $64.60, based on a third-party valuation analysis provided by Meridian, and expensed over the applicable period.

(4)	Grant date fair value for the RSU awards are calculated using the $64.60 closing stock price on the date of grant.

Outstanding Equity Awards at December 31, 2018
The following table provides information on RSUs and PSUs granted under the 2013 Incentive Plan to each of our NEOs and outstanding at December 31, 2018.

Name	RSUs Grant Date	Number of RSUs That Have Not Vested		Market Value of RSUs That Have Not Vested (4)	PSUs Grant Date	Number of PSUs That Have Not Vested		Market Value of PSUs That Have Not Vested (4)
						Target (5)	Maximum (6)	Target (5)	Maximum (6)
Eric Lipar	3/15/2018	6,003	(1)	$271,456	3/15/2018	24,010	48,020	$1,085,732	$2,171,464
	3/15/2017	10,952	(2)	$495,249	3/15/2017	43,806	87,612	$1,980,907	$3,961,815
	2/1/2016	8,995	(3)	$406,754	2/1/2016	35,980	71,960	$1,627,016	$3,254,031
Michael Snider	3/15/2018	2,980	(1)	$134,756	3/15/2018	11,920	23,840	$539,022	$1,078,045
	3/15/2017	5,531	(2)	$250,112	3/15/2017	22,124	44,248	$1,000,447	$2,000,895
	2/1/2016	4,934	(3)	$223,115	2/1/2016	19,734	39,468	$892,371	$1,784,743
Charles Merdian	3/15/2018	1,731	(1)	$78,276	3/15/2018	6,923	13,846	$313,058	$626,116
	3/15/2017	3,240	(2)	$146,513	3/15/2017	12,959	25,918	$586,006	$1,172,012
	2/1/2016	2,582	(3)	$116,758	2/1/2016	10,326	20,652	$466,942	$933,883
Jack Lipar	3/15/2018	697	(1)	$31,518	3/15/2018	2,787	5,574	$126,028	$252,056
	3/15/2017	1,062	(2)	$48,024	3/15/2017	4,248	8,496	$192,095	$384,189
	2/1/2016	1,148	(3)	$51,913	2/1/2016	4,590	9,180	$207,560	$415,120
Rachel Eaton	3/15/2018	697	(1)	$31,518	3/15/2018	2,787	5,574	$126,028	$252,056
	3/15/2017	1,062	(2)	$48,024	3/15/2017	4,248	8,496	$192,095	$384,189
	2/1/2016	755	(3)	$34,141	2/1/2016	3,020	6,040	$136,564	$273,129

(1)
On March 15, 2018, 6,003, 2,980, 1,731, 697 and 697 RSUs were granted to Messrs. E. Lipar, Snider, Merdian, and J. Lipar and Ms. Eaton respectively, representing a portion of the 2018 LTI Program. The RSUs vest on the third anniversary date of the grant and will be settled in shares of our common stock.

(2)
On March 15, 2017, 10,952, 5,531, 3,240, 1,062 and 1,062 RSUs were granted to Messrs. E. Lipar, Snider, Merdian, and J. Lipar and Ms. Eaton respectively, representing a portion of the 2017 LTI Program. The RSUs vest on the third anniversary date of the grant and will be settled in shares of our common stock.

(3)
On February 1, 2016, 8,995, 4,934, 2,582, 1,148 and 755 RSUs were granted to Messrs. E. Lipar, Snider, Merdian and J. Lipar and Ms. Eaton, respectively, representing a portion of the 2016 LTI Program. The RSUs vest on March 15, 2019 and will be settled in shares of our common stock.

(4)
The market value of RSUs and PSUs that have not vested is based on the closing stock price of $45.22 per share of our common stock on The NASDAQ Global Select Market on December 31, 2018, the last trading day of 2018.

(5)
The Compensation Committee approved target PSUs awards that provide for shares of our common stock to be issued based on the attainment of the performance metric of the Company over the applicable three-year performance period. The PSUs vest upon the determination date for the actual results at the end of the three-year period and require the recipients continue to be employed by the Company through the determination date. The PSUs will be settled in shares of our common stock. The performance period for the 2017 awards is January 1, 2018 to December 31, 2020. The performance period for the 2017 awards is January 1, 2017 to December 31, 2019. The performance period for the 2016 awards is January 1, 2016 to December 31, 2018. The 2016 grants will be settled at 200% of the target amount resulting in the issuance of 71,960, 39,468, 20,652, 9,180, and 6,040 shares of our common stock to Messrs. Lipar, Snider, Merdian and J. Lipar and Ms. Eaton, respectively, in settlement of the 2016 grants.

(6)
The number and market value of shares of our common stock that may be issued to the recipients for the PSUs range from 0% to 200% of the target amount depending on actual results as compared to the target performance metric, and the amounts shown in the table represent the maximum payout, or 200% of the target amount.

2016 LTI Program Results	Threshold	Target	Maximum	2016 - 2018 Actual
2016-2018 Cumulative Basic EPS criteria	$8.86	$10.92	$13.00	$15.74
PSU payout rate	50%	100%	200%	200%
In settlement of the 2016 PSUs, Messrs. E. Lipar, M. Snider, C. Merdian, and J. Lipar and Ms. Eaton received 71,960, 39,468, 20,652, 9,180, and 6,040 shares, respectively, of our common stock on March 15, 2019.
Equity Vested During 2018
The following table provides information concerning the vesting of equity awards during 2018 on an aggregated basis for each of our named executive officers.

	RSU Awards		PSU Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Eric Lipar	3,333	$215,312	97,452	$6,295,399
Michael Snider	2,281	$147,353	49,896	$3,223,282
Charles Merdian	1,191	$76,939	32,744	$2,115,262
Jack Lipar	952	$61,499	15,594	$1,007,372
Rachel Eaton	238	$15,375	5,998	$387,471

(1)	The amounts reflect the number of Awards vested at March 15, 2018, valued at $64.60, the closing price per share of our common stock on that date.
Our CEO to Median Employee Pay Ratio for 2018 was 50:1.
We believe our executive compensation program must be consistent and internally equitable to motivate our employees to perform in ways that enhance stockholder value. We are committed to internal pay equity, and the Compensation Committee monitors the relationship between the pay of our executive officers and the pay of our non-executive employees. As of December 31, 2018, the Company employed 861 persons, of which 48% are sales professionals with their entire salary composed of commission sales and sales bonuses.
Our CEO to median employee pay ratio is calculated in accordance with the applicable SEC rules and SEC Staff guidance interpreting such rules. We identified the median employee by using the annualized 2018 gross compensation for all individuals who were employed by us (whether employed on a full-time, part-time, or seasonal basis) on December 28, 2018, the last pay day of our fiscal year. We annualized the 2018 gross compensation reported using our payroll records to determine the annualized compensation amount for any employee hired during 2018. We then ranked the annualized 2018 gross compensation of all employees, excluding the CEO (a list of 860 employees) from lowest to highest. Not including the CEO, we determined the average of the annual total compensation of the employees ranked 429th on the list. We believe the use of annualized gross compensation for all employees is a consistently applied compensation measure because it reflects all compensation recorded for our employees for 2018.

To determine the total annual compensation for the CEO and median employee for purposes of the CEO pay ratio, the following pay elements were considered:

•	Base Salary

•	Commissions and/or unit bonuses

•	Annual Cash bonus- STI Compensation earned in 2018

•	PSUs granted

•	RSUs granted

•	401K employer match

•	ESPP discount

•	Company allowances and perquisites
The annual total compensation for 2018 was $4,177,940 for our CEO (determined using the amount reported in the “Total” column of the Summary Executive Compensation Table” and $82,815 for our median employee. The resulting ratio of our CEO's pay to the pay of our median employee for 2018 is 50 to 1.
We believe that the above pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. In addition, because the SEC rules for identifying the median employee allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
Quantification of Termination/Change in Control Payments
We have an employment agreement with Mr. Eric Lipar, our CEO, that will require us to provide compensation for him in the event of specified terminations of his employment or upon a change in control of LGI. In addition, the grant agreements for outstanding equity awards under the 2013 Incentive Plan provide that unvested shares will vest upon a change in control of LGI. We have listed the amount of compensation we would be required to pay to each named executive officer in each situation in the tables below. Amounts included in the tables are estimates and are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts we pay or distribute may differ materially. Factors that could affect these amounts include the timing during the year of any such event, the amount of future bonuses, and the value of our common stock on the date of the change in control. The amounts shown in the tables below assume that the event that triggered the payment occurred on December 31, 2018. All amounts shown represent total payments, except as otherwise noted. We expect to time the payment of all amounts shown to comply with Section 409A of the Code. For discussion of Mr. Eric Lipar’s severance benefits and other aspects of his employment contract, see “CEO Employment Agreement.”

Eric Lipar	Bonus/ Cash Severance (1)(2)	Acceleration from Unvested PSUs (3)(4)	Acceleration from Unvested RSUs (3)(4)	Total
Termination Scenario
Retirement	$—	$—	$—	$—
Death	$—	$4,693,655	$1,173,459	$5,867,114
Disability	$—	$4,693,655	$1,173,459	$5,867,114
Voluntary Resignation	$—	$—	$—	$—
Termination for Cause	$—	$4,693,655	$1,173,459	$5,867,114
Involuntary Termination w/o Cause, or Resignation for Good Reason Prior to Change in Control (5)	$1,650,000	$4,693,655	$1,173,459	$7,517,114
Termination after Change in Control (5)	$3,662,500	$4,693,655	$1,173,459	$9,529,614

Michael Snider	Bonus (1)	Acceleration from Unvested PSUs (3)(4)	Acceleration from Unvested RSUs (3)(4)	Total
Termination Scenario
Retirement	$—	$—	$—	$—
Death	$1,100,000	$2,431,841	$607,983	$4,139,824
Disability	$—	$2,431,841	$607,983	$3,039,824
Resignation	$—	$—	$—	$—
Termination	$—	$—	$—	$—
Change in Control (5)	$—	$2,431,841	$607,983	$3,039,824

Charles Merdian	Bonus (1)	Acceleration from Unvested PSUs (3)(4)	Acceleration from Unvested RSUs (3)(4)	Total
Termination Scenario
Retirement	$—	$—	$—	$—
Death	$645,000	$1,366,006	$341,547	$2,352,553
Disability	$—	$1,366,006	$341,547	$1,707,553
Resignation	$—	$—	$—	$—
Termination	$—	$—	$—	$—
Change in Control (5)	$—	$1,366,006	$341,547	$1,707,553

Jack Lipar	Bonus (1)	Acceleration from Unvested PSUs (3)(4)	Acceleration from Unvested RSUs (3)(4)	Total
Termination Scenario
Retirement	$—	$—	$—	$—
Death	$300,000	$525,683	$131,455	$957,138
Disability	$—	$525,683	$131,455	$657,138
Resignation	$—	$—	$—	$—
Termination	$—	$—	$—	$—
Change in Control (5)	$—	$525,683	$131,455	$657,138

Rachel Eaton	Bonus (1)	Acceleration from Unvested PSUs (3)(4)	Acceleration from Unvested RSUs (3)(4)	Total
Termination Scenario
Retirement	$—	$—	$—	$—
Death	$300,000	$454,687	$113,683	$868,370
Disability	$—	$454,687	$113,683	$568,370
Resignation	$—	$—	$—	$—
Termination	$—	$—	$—	$—
Change in Control (5)	$—	$454,687	$113,683	$568,370

(1)	The Annual Bonus Plan provides annual cash bonuses earned before the event are subject to being paid at the Board’s discretion and are not reported here.

(2)	See “- CEO Employment Agreement” below for discussion of the severance payments for Mr. Lipar.

(3)	RSUs and PSUs are fully vested upon participant’s disability, death, or immediately prior to a change in control. Equity plans include a clawback provision to the extent required by applicable law.

(4)
The amounts shown include the value of unvested accelerated (i) RSUs and (ii) PSUs at target, as indicated, valued at the closing stock price of our common stock on the NASDAQ Global Select Market of $45.22 on December 31, 2018, the

last business day of our 2018 fiscal year. See “Outstanding Equity Awards at December 31, 2018” for disclosure of the events causing an acceleration of outstanding unvested PSUs and RSUs. For each termination scenario, assumes accelerated vesting of all unvested RSUs and PSUs that are subject to accelerated vesting based on such scenario.

(5)	Change in Control defined in the 2013 Incentive Plan is deemed to occur if:

(i)	Any person acquires securities of the Company representing 50% or more of the total voting power of the Company;

(ii)
A change in the composition of the Board occurring within a one-year period as a result of which fewer than a majority of the directors are Incumbent Directors; provided, that any individual whose election or nomination for election by the stockholders was approved by a majority of the then Incumbent Directors shall be considered an Incumbent Director, with certain exceptions; or

(iii)
The stockholders of the Company approve any merger, consolidation or recapitalization of the Company or any sale of substantially all of its assets where (a) the stockholders of the Company prior to the transaction do not, immediately thereafter, own at least 51% of both the equity and voting power of the surviving entity or (b) the Incumbent Directors at the time of the approval of the transaction would not immediately thereafter constitute a majority of the Board of the surviving entity.

CEO Employment Agreement
See “Compensation Discussion and Analysis - What We Paid and Why - Compensation for NEOs - Severance and Change in Control Benefits”

ADDITIONAL INFORMATION
Stockholder Proposals and Nominations for Director for the 2020 Annual Meeting of Stockholders
Stockholder proposals intended for inclusion in next year’s proxy materials related to the 2020 annual meeting of stockholders (the “2020 Annual Meeting”) pursuant to SEC Rule 14a-8 must be received at the Company’s principal executive offices on or before November 23, 2019, or if the date of the 2020 Annual Meeting has been changed by more than 30 days from the date of the Annual Meeting (i.e., May 2), then the deadline is a reasonable time before the Company begins to print and send its proxy materials related to the 2020 Annual Meeting.
Stockholder proposals not intended for inclusion in next year’s proxy materials, but which instead are sought to be presented at the 2020 Annual Meeting must be submitted in accordance with the specific procedures and requirements set forth in Article II, Sections 2.1 of our Bylaws, and any director nominations must be submitted in accordance with the specific procedures and requirements set forth in Article III, Section 3.1(a) of our Bylaws. These procedures require that any nominations or proposals must be delivered to, or mailed and received at, the Company’s principal executive offices no earlier than November 23, 2019 and no later than December 23, 2019, in order to be considered.
In the event the date of the 2020 Annual Meeting is more than 30 days before or after May 2, 2020, any nominations or proposals must be delivered to, or mailed and received at, the Company’s principal executive offices not earlier than the 120th day before the date of the 2020 Annual Meeting and not later than the later of the 90th day prior to the 2020 Annual Meeting or the close of business on the 10th day following the day on which the first public disclosure of the date of the 2020 Annual Meeting was made.
As allowed under the rules of the Exchange Act, the persons named in the proxy for the 2020 Annual Meeting may use discretionary authority to vote with respect to any proposal not included in the Company’s proxy materials that is presented by a stockholder in person at the 2020 Annual Meeting if the stockholder making the proposal has not given notice of the proposal to the Company by February 4, 2020.
Householding
The SEC’s rules permit us to deliver a single Notice of Internet Availability of Proxy Materials or set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Notice of Internet Availability of Proxy Materials or one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice of Internet Availability of Proxy Materials or proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Notice of Internet Availability of Proxy Materials or proxy materials, you can request them from Mediant Communications Inc. at 1-866-648-8133 or contact them by email (paper@investorelections.com) or using the internet (www.investorelections.com/LGIH). You may also send a written request for Proxy Materials to Investor Relations, LGI Homes, Inc., 1450 Lake Robbins Drive, Suite 430, The Woodlands, Texas 77380.
If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future Notices of Internet Availability of Proxy Materials or proxy materials for your household, please contact Mediant Communications Inc. at the above phone number.
Other Matters
We do not know of any matters other than those stated above which are to be brought before the Annual Meeting. However, if any other matters should be properly presented for consideration and voting, it is the intention of the persons named in the proxy to vote on those matters in accordance with their judgment.
Obtaining Copies of the Company’s 2018 Annual Report
STOCKHOLDERS OF THE COMPANY MAY OBTAIN, WITHOUT CHARGE, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2018 BY SENDING A WRITTEN REQUEST FOR THE 2018 ANNUAL REPORT TO INVESTOR RELATIONS, LGI HOMES, INC., 1450 LAKE ROBBINS DRIVE, SUITE 430, THE WOODLANDS, TEXAS 77380.

By Order of the Board of Directors
LGI Homes, Inc.
The Woodlands, Texas
March 21, 2019

ANNEX A

Non-GAAP Measures
In addition to the results reported in accordance with U.S. GAAP, we have provided information in this Proxy Statement relating to adjusted gross margin, EBITDA and adjusted EBITDA.
Adjusted Gross Margin
Adjusted gross margin is a non-GAAP financial measure used by management as a supplemental measure in evaluating operating performance. We define adjusted gross margin as gross margin less capitalized interest and adjustments resulting from the application of purchase accounting included in the cost of sales. Our management believes this information is useful because it isolates the impact that capitalized interest and purchase accounting adjustments have on gross margin. However, because adjusted gross margin information excludes capitalized interest and purchase accounting adjustments, which have real economic effects and could impact our results, the utility of adjusted gross margin information as a measure of our operating performance may be limited. In addition, other companies may not calculate adjusted gross margin information in the same manner that we do. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of our performance.
The following table reconciles adjusted gross margin to gross margin, which is the GAAP financial measure that our management believes to be most directly comparable (dollars in thousands):

	Year Ended December 31,
	2018	2017	2016
Home sales revenues	$1,504,400	$1,257,960	$838,320
Cost of sales	1,124,484	937,540	616,707
Gross margin	379,916	320,420	221,613
Capitalized interest charged to cost of sales	24,311	17,400	10,680
Purchase accounting adjustments (a)	1,408	246	485
Adjusted gross margin	$405,635	$338,066	$232,778
Gross margin % (b)	25.3%	25.5%	26.4%
Adjusted gross margin % (b)	27.0%	26.9%	27.8%

(a)
Adjustments result from the application of purchase accounting for acquisitions and represent the amount of the fair value step-up adjustments included in cost of sales for real estate inventory sold after the acquisition dates.

(b)	Calculated as a percentage of home sales revenues.
EBITDA and Adjusted EBITDA
EBITDA and adjusted EBITDA are non-GAAP financial measures used by management as supplemental measures in evaluating operating performance. We define EBITDA as net income before (i) interest expense, (ii) income taxes, (iii) depreciation and amortization and (iv) capitalized interest charged to the cost of sales. We define adjusted EBITDA as net income before (i) interest expense, (ii) income taxes, (iii) depreciation and amortization, (iv) capitalized interest charged to the cost of sales, (v) loss on extinguishment of debt, (vi) other income, net and (vii) adjustments resulting from the application of purchase accounting included in the cost of sales. Our management believes that the presentation of EBITDA and adjusted EBITDA provides useful information to investors regarding our results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business. EBITDA and adjusted EBITDA provide indicators of general economic performance that are not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization and items considered to be unusual or non-recurring. Accordingly, our management believes that these measures are useful for comparing general operating performance from period to period. Other companies may define these measures differently and, as a result, our measures of EBITDA and adjusted EBITDA may not be directly comparable to the measures of other companies. Although we use EBITDA and adjusted EBITDA as financial measures to assess the performance of our business, the use of these measures is limited because they do not include certain material costs, such as interest and taxes, necessary to operate our business. EBITDA and adjusted EBITDA should be considered in addition to, and not as a substitute for, net income in accordance with GAAP as a measure of performance. Our presentation of EBITDA and adjusted EBITDA should not be construed as an indication that our future results will be unaffected by unusual or non-recurring items. Our use of EBITDA and adjusted EBITDA is limited as an analytical tool, and you should not consider these measures in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are:
(i) they do not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments, including for purchase of land;
(ii) they do not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;
(iii) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and EBITDA and adjusted EBITDA do not reflect any cash requirements for such replacements or improvements;
(iv) they are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows;
(v) they do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and
(vi) other companies in our industry may calculate them differently than we do, limiting their usefulness as a comparative measure.
Because of these limitations, our EBITDA and adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations. We compensate for these limitations by using our EBITDA and adjusted EBITDA along with other comparative tools, together with GAAP measures, to assist in the evaluation of operating performance. These GAAP measures include operating income, net income and cash flow data. We have significant uses of cash flows, including capital expenditures, interest payments and other non-recurring charges, which are not reflected in our EBITDA or adjusted EBITDA. EBITDA and adjusted EBITDA are not intended as alternatives to net income as indicators of our operating performance, as alternatives to any other measure of performance in conformity with GAAP or as alternatives to cash flows as a measure of liquidity. You should therefore not place undue reliance on our EBITDA or adjusted EBITDA calculated using these measures.
The following table reconciles EBITDA and adjusted EBITDA to net income, which is the GAAP measure that our management believes to be most directly comparable (dollars in thousands):

	Year Ended December 31,
	2018	2017	2016
Net income	$155,286	$113,306	$75,031
Income taxes	43,812	58,096	38,641
Depreciation and amortization	711	791	1,089
Capitalized interest charged to cost of sales	24,311	17,400	10,680
EBITDA	224,120	189,593	125,441
Purchase accounting adjustments(1)	1,408	246	485
Loss on extinguishment of debt	3,599	—	—
Other income, net	(2,586)	(1,601)	(2,201)
Adjusted EBITDA	$226,541	$188,238	$123,725
EBITDA margin %(2)	14.9%	15.1%	15.0%
Adjusted EBITDA margin %(2)	15.1%	15.0%	14.8%

(1)
Adjustments result from the application of purchase accounting related to prior acquisitions and represent the amount of the fair value step-up adjustments for real estate inventory included in cost of sales.

(2)	Calculated as a percentage of home sales revenues.

ANNUAL MEETING OF STOCKHOLDERS OF LGI HOMES, INC.

Date: May 2, 2019
Time: 4:00 P.M. Central Daylight Time
Place: LGI Homes, Inc. Headquarters, 1450 Lake Robbins Drive, Suite 140, The Woodlands, Texas 77380

Please make your marks like this: ☒ **Use dark black pencil or pen only**

The Board of Directors recommends you vote **FOR** all nominees for director and **FOR** Proposals 2 and 3.

1: Election of Directors:

	For	Withhold	Board of Directors Recommends
01 Ryan Edone	☐	☐	For
02 Duncan Gage	☐	☐	For
03 Eric Lipar	☐	☐	For
04 Laura Miller	☐	☐	For
05 Bryan Sansbury	☐	☐	For
06 Steven Smith	☐	☐	For
07 Robert Vahradian	☐	☐	For

	For	Against	Abstain	
2: To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.	☐	☐	☐	For
3: Advisory vote to approve the compensation of our named executive officers.	☐	☐	☐	For

Authorized Signatures - This section must be completed for your Instructions to be executed.

________________ Please Sign Here   ________________ Please Date Above

________________ Please Sign Here   ________________ Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

← Please separate carefully at the perforation and return just this portion in the envelope provided. ←

Annual Meeting of Stockholders of LGI Homes, Inc.
to be held on Thursday, May 2, 2019

This proxy is being solicited on behalf of the Board of Directors of LGI Homes, Inc.

VOTE BY:

INTERNET

Go To
www.proxypush.com/LGIH
- Cast your vote online.
- View proxy materials.

OR

TELEPHONE

855-773-1625
- Use any touch-tone telephone.
- **Have your Proxy Card/Voting Instruction Form ready.**
- Follow the simple recorded instructions.

OR

MAIL
- Mark, sign and date your Proxy Card.
- Detach your Proxy Card.
- Return your Proxy Card in the postage-paid envelope provided.

The undersigned hereby appoints Charles Merdian and Scott Garber, and each of them, as the true and lawful attorneys of the undersigned, with full power of substitution, and authorizes them, and each of them, to vote all the shares of common stock of LGI Homes, Inc. which the undersigned is entitled to vote at said annual meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the annual meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the annual meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, THE SHARES WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2 AND 3.

All votes must be received by 5:00 P.M., Central Daylight Time, May 1, 2019.

Note: All votes for participants in the LGI Homes, Inc. Employee Stock Purchase Program must be received by 5:00 P.M., Central Daylight Time, April 26, 2019.

PROXY TABULATOR FOR

LGI HOMES, INC.
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

→ Please separate carefully at the perforation and return just this portion in the envelope provided if you are not voting via telephone or the Internet. →

Proxy — LGI Homes, Inc.
Annual Meeting of Stockholders
May 2, 2019, 4:00 P.M. CDT
This Proxy is Solicited on Behalf of the Board of Directors of LGI Homes, Inc.

The undersigned appoints Charles Merdian and Scott Garber (the "Named Proxies") and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of LGI Homes, Inc., a Delaware corporation (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the headquarters of the Company, 1450 Lake Robbins Drive, Suite 140, The Woodlands, Texas 77380 on Thursday, May 2, 2019 at 4:00 P.M. CDT (the "Annual Meeting") and any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR all nominees for director and FOR Proposals 2 and 3. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the recommendations of the Board of Directors. The Named Proxies cannot vote your shares unless you sign and return this proxy card. If you vote by Internet or telephone, you do NOT need to mail back your proxy card.

To attend the Annual Meeting and vote your shares in person, please mark this box. ☐

You are receiving this communication because you hold shares in the company named above. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. To view the proxy statement and annual report on Form 10-K, go to www.proxydocs.com/LGIH. To submit your proxy while visiting this site, you will need the 12 digit control number in the shaded gray box below.

Under United States Securities and Exchange Commission rules, proxy materials do not have to be delivered in paper. Proxy materials can be distributed by making them available on the Internet. We have chosen to use these procedures for our 2019 Annual Meeting of Stockholders and need YOUR participation.

If you want to receive a paper or e-mail copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. In order to receive a paper package in time for this year's annual meeting, please make this request on or before April 19, 2019.

For a Convenient Way to VIEW Proxy Materials
– and –
VOTE Online go to: www.proxydocs.com/LGIH

Proxy Materials Available to View or Receive:

1. Proxy Statement, including Notice of Annual Meeting 2. Annual Report on Form 10-K

Printed materials may be requested by one of the following methods:

INTERNET	TELEPHONE	*E-MAIL
www.investorelections.com/LGIH	(866) 648-8133	paper@investorelections.com

You must use the 12 digit control number located in the shaded gray box below.

* If requesting material by e-mail, please send a blank e-mail with the 12 digit control number (located in the shaded gray box below) in the subject line. No other requests, instructions or other inquiries should be included with your e-mail requesting material.

ACCOUNT NO.

SHARES

LGI Homes, Inc. Notice of Annual Meeting of Stockholders

Date: Thursday, May 2, 2019
Time: 4:00 P.M. (CDT)
Place: LGI Homes, Inc. Headquarters, 1450 Lake Robbins Drive, Suite 140, The Woodlands, Texas 77380

You are cordially invited to attend the Annual Meeting and vote in person. Directions to the Annual Meeting can be found at: http://www.proxydocs.com/LGIH.

The Board of Directors recommends that you vote FOR the following nominees for director:

1. Election of Directors: 01 Ryan Edone, 02 Duncan Gage, 03 Eric Lipar, 04 Laura Miller, 05 Bryan Sansbury, 06 Steven Smith, 07 Robert Vahradian

The Board of Directors recommends that you vote FOR Proposals 2 and 3.